Exhibit 10.1

Execution Version

Deal CUSIP Number: 17038NAC3

Revolving Facility CUSIP Number: 17038NAD1

SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

Dated as of February 24, 2011

among

CHOICE HOTELS INTERNATIONAL, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

with

SUNTRUST BANK,

as Syndication Agent,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A., and

PNC BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents,

and

WELLS FARGO SECURITIES, LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

i

Exhibits
Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Invitation to Bid
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject Letter
Exhibit A-5	Form of Notice of Borrowing
Exhibit A-6	Form of Notice of Account Designation
Exhibit A-7	Form of Notice of Prepayment
Exhibit A-8	Form of Notice of Conversion/Continuation
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Guarantee Agreement for Restricted Subsidiaries
Exhibit E	Form of Designated Bank Note
Exhibit F	Form of Designation Agreement

Schedules
Schedule 1.01(a)	Mandatory Cost
Schedule 1.01(b)	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 6.02	Existing Liens

SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

This SENIOR UNSECURED REVOLVING CREDIT AGREEMENT, dated as of February 24, 2011, is made by and among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders referred to herein, and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 1.01.

The Borrower has requested the Lenders to extend certain credit facilities on the terms and subject to the conditions herein set forth. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean any Loan denominated in dollars bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.28(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Administrative Agent” shall have the meaning assigned to such term in the recitals.

“Administrative Agent’s Correspondent” means Wells Fargo Bank, National Association, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Eurocurrency Loans.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Senior Unsecured Revolving Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2%, or (c) the LIBO Rate for a one (1) month Interest Period (determined on a daily basis) plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as it Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers. “Federal Funds Effective Rate” shall mean the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Effective Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Alternative Currency” shall mean each lawful and freely available currency (other than dollars) that is freely transferable and freely convertible into dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by all of the Lenders.

“Alternative Currency Amount” means with respect to each Revolving Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in dollars of such Loan at the most favorable Spot Exchange Rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two (2) Business Days before such Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in dollars, “Alternative Currency Amount” shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in dollars at the most favorable Spot Exchange Rate determined by the Administrative Agent to be available to it at the relevant time.

“Alternative Currency Commitment” means the lesser of (a) $35,000,000 and (b) the Revolving Commitment, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in an Alternative Currency.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts of governmental authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” shall mean, with respect to any Eurocurrency Loan, Eurodollar Loan, ABR Loan or Swingline Loan (if applicable) or with respect to the Facility Fees, as the case may be, the applicable percentage per annum set forth in the table below under the caption “Applicable Percentage for Eurocurrency, Eurodollar and LIBOR Reference Rate Swingline Loans”, “Applicable Percentage for ABR Loans” or “Facility Fee Percentage”, as the case may be, based upon the Borrower’s Credit Rating as set forth below; provided that the Applicable Percentage for Eurocurrency Loans shall be increased by an amount equal to the applicable Mandatory Cost, as determined pursuant to the relevant formula set forth on Schedule 1.01(a) hereto:

Rating (S&P/Moody’s)	Applicable Percentage for Eurocurrency (excluding Mandatory Costs), Eurodollar and LIBOR Reference Rate Swingline Loans	Applicable Percentage for ABR Loans	Facility Fee Percentage
≥ A-/A3	1.050%	0.050%	0.200%
≥ BBB+/Baa1	1.250%	0.250%	0.250%
≥ BBB/Baa2	1.450%	0.450%	0.300%
≥ BBB-/Baa3	1.625%	0.625%	0.375%
< BBB-/Baa3	1.800%	0.800%	0.450%

Any change in the Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Percentage. The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its Credit Ratings. In order to qualify for an Applicable Percentage based on its Credit Rating, the Borrower shall maintain an Investment Grade Credit Rating from at least two nationally recognized rating agencies, one of which must be Moody’s or S&P; provided that if the Borrower fails to maintain at least two Investment Grade Credit Ratings, the Applicable Percentage shall be based upon an S&P/Moody’s rating of “< BBB-/Baa3” in the tables above. In the event that the Borrower receives two Credit Ratings that are not equivalent, the Applicable Percentage shall be based upon the higher of the two Credit Ratings if there is a one tier difference between the Credit Ratings, and shall be based upon the tier immediately above the lower Credit Rating if there is a greater than one tier difference between the Credit Ratings.

“Application” shall mean an application, in the form specified by the Issuing Bank from time to time, requesting the Issuing Bank to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean, with respect to the Borrower or any Subsidiary, any sale, transfer or other disposition of any assets or other properties (including individual business assets, patents, trademarks and other intangibles) of the Borrower or such Subsidiary, including the sale, transfer or disposition of any capital stock of or any merger or consolidation involving any Subsidiary and any issuance or sale by any Subsidiary of shares of its capital stock, other than (i) sales of inventory and used equipment in the ordinary course of business of the Person (whether the Borrower or a Subsidiary) owning and selling such inventory or used equipment; (ii) sales, transfers and other dispositions of any tangible assets by the Borrower or any Subsidiary that have become obsolete or have been determined by the management of the Borrower or such Subsidiary to no longer be necessary for the conduct of its business; (iii) sales, transfers and other dispositions of any assets to the Borrower or any Restricted Subsidiary; (iv) Sale and Lease-Back Transactions; (v) sales by the Borrower or Subsidiaries of assets acquired from Persons other than the Borrower or other Subsidiaries, which sales occur not more than 12 months after the respective dates on which such assets were acquired; and (vi) the disposition of Hedging Agreements.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and each Issuing Bank, in the form of Exhibit C.

“Bainum Affiliates” shall have the meaning assigned to such term in the definition of “Permitted Holders”.

“Beneficial Ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to such term in the recitals.

“Borrower Materials” shall have the meaning given such term in Section 5.04.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday) on which banks are open for business in New York, New York and Charlotte, North Carolina; provided, however, that (i) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (ii) when used in connection with a Eurocurrency Loan, “Business Day” shall also mean any TARGET Day, and shall exclude any day on which commercial banks are not open for foreign exchange business in London or, if such reference relates to the date on which any amount is to be paid or made available in an Alternative Currency, in the principal financial center in the country of such Alternative Currency.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the liability therefor at such time determined in accordance with GAAP applied on a consistent basis.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” or similar compensation plan).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Obligations” means all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Cash Management Agreement (which such Cash Management Agreement is permitted hereunder) with any person that is a Lender or a Lender Affiliate at the time such Cash Management Agreement is entered into.

A “Change in Control” shall be deemed to have occurred if (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired Beneficial Ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Borrower’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Borrower or one of its Subsidiaries, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as may be amended or modified from time to time.

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.04.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.04 (c) in the form of Exhibit A-4.

“Competitive Bid Interest Period” shall have the meaning assigned thereto in Section 2.09(b)(ii).

“Competitive Bid Loan” means any Loan bearing interest at the Competitive Bid Rate determined in accordance with Section 2.04.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender pursuant to Section 2.04 in the case of (a) a Eurodollar Competitive Bid Loan, the Adjusted LIBO Rate adjusted by the Competitive Margin and (b) a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.04(a) in the form of Exhibit A-1.

“Competitive Margin” shall mean, as to any Eurodollar Competitive Bid Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Adjusted LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period taken as a single accounting period, plus (a) the sum of the following amounts of the Borrower and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent deducted in the determination of such Consolidated Net Income: (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income and franchise tax expense, and (v) other non-cash charges (other than any increase in the allowance for doubtful accounts), less (b) the portion of such Consolidated EBITDA attributable to any Subsidiary that is not a Restricted Subsidiary.

“Consolidated Funded Indebtedness” means, as of any date of determination without duplication, all obligations accounted for as Indebtedness on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, in accordance with GAAP consistently applied, whether such obligations are classified as long-term or short-term, and including in any event, without duplication, all Guarantees of Indebtedness of others and all obligations as an account party in respect of letters of credit and bankers’ acceptances, but excluding Indebtedness of the type described in clause (i) of the definition of Indebtedness; provided that all such obligations of a Subsidiary that is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Funded Indebtedness.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period without duplication, gross total expenses of the Borrower and its consolidated Subsidiaries accounted for as interest expense (including capitalized interest determined in accordance with GAAP consistently applied) for such period, including (a) the portion of rental payments under Capital Lease Obligations deemed to represent interest in accordance with GAAP consistently applied, (b) the amortization of debt discounts, (c) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, all as determined on a consolidated basis in accordance with GAAP consistently applied. For purposes of the foregoing, (i) gross interest expense shall be determined after giving effect to any net payments made or received with respect to Hedging Agreements and (ii) the aggregate amount of such gross interest expenses attributable to any Subsidiary which is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Interest Expense.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA. In the event the Borrower shall complete, directly or through a Restricted Subsidiary, an acquisition or divestiture of any person or business unit during any period, the Consolidated Leverage Ratio as of the end of and for such period shall thereafter be determined on a pro forma basis as if such acquisition or divestiture had been completed on the first day of such period.

“Consolidated Net Assets” means the consolidated total assets of the Borrower and its Subsidiaries, after deducting therefrom all current liabilities of the Borrower and its Subsidiaries (other than the current portion of long-term Indebtedness of the Borrower and its Subsidiaries and Capitalized Lease Obligations of the Borrower and its Subsidiaries), all as set forth on the latest consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP consistently applied; provided, however, that with respect to interest income only cash interest income shall be included in the determination of Consolidated Net Income.

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP consistently applied, and including in any event and without limitation, the value of all investments by the Borrower or any Subsidiary in any joint venture or other person that is not consolidated with the Borrower in accordance with GAAP less the portion of such Consolidated Total Assets attributable to any Subsidiary that is not a Restricted Subsidiary.

“Continuing Directors” means, during any period of up to 24 consecutive months after the date hereof, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders representing not less than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have correlative meanings; provided, however, the existence of a management contract by the Borrower or one of its Affiliates to manage another entity shall not be deemed to be Control.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Rating” means the rating assigned by not less than two nationally recognized rating agencies reasonably satisfactory to the Administrative Agent (at least one of which shall be S&P or Moody’s) to the Borrower’s senior long-term unsecured indebtedness.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement, or (d) has become or is, or whose direct or indirect parent company has become or is, insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Bank” shall mean a special purpose entity that (i) shall have become a party to this Agreement pursuant to Section 9.04(i), and (ii) is not otherwise a Lender.

“Designated Bank Notes” shall mean promissory notes of the Borrower, substantially in the form of Exhibit E hereto, evidencing the obligation of the Borrower to repay Competitive Bid Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under Section 9.04(i).

“Designating Lender” shall have the meaning set forth in Section 9.04(i).

“Designation Agreement” shall mean a designation agreement in substantially the form of Exhibit F attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States of America.

“Effective Date” shall mean the date on and as of which each of the conditions set forth in Section 4.02 shall have been satisfied.

“Eligible Assignee” means (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Swingline Lender and the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.

“Equivalent Dollar Amount” shall mean, (a) with respect to any Loan denominated in any Alternative Currency, the amount of dollars that would be required to purchase the amount of the Alternate Currency of such Loan on the date two (2) Business Days prior to the date of such Loan (or in the case of any determination made under Section 2.05 or redenomination under Section 2.15, on the date of determination or redenomination therein referred to), based upon the Spot Exchange Rate and (b) with respect to any amount of dollars on any date, such amount of dollars.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” shall mean any person (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“euro” means the single currency to which the Participating Member States of the European Union have converted.

“Eurocurrency” when used in reference to any Loan shall refer to whether such Loan, or Loans, denominated in an Alternative Currency are bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Eurodollar” when used in reference to any Loan shall refer to whether such Loan, or Loans, denominated in dollars are bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II (provided that in no circumstance shall Eurodollar refer to any Swingline Loan made at LIBOR Reference Rate)

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded FATCA Tax” means any tax, assessment or other governmental charge imposed under FATCA that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

“Excluded Taxes” shall have the meaning given such term in Section 2.20(a).

“Existing Credit Agreement” shall mean the Senior Unsecured Revolving Credit Agreement dated as of June 16, 2006, among Choice Hotels International, Inc., Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as Administrative Agent, and certain other lenders, as amended to date.

“Existing Letters of Credit” shall mean those letters of credit issued and outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement and identified on Schedule 1.01(b).

“Existing Stockholder” means any stockholder of the Borrower which, together with such stockholder’s affiliates, owns more than 5% of the common stock of the Borrower as of the Closing Date so long as the Bainum Affiliates continue to own more common stock of the Borrower than such Existing Stockholder.

“Extensions of Credit” shall mean, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding, (ii) such Lender’s Pro Rata Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Pro Rata Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Fee” shall have the meaning assigned thereto in Section 2.07(a).

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the United States Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions) provided, however, FATCA shall also include any amendments to Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof if, as amended or interpreted or pursuant to such regulations, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Effective Rate” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fixed Rate Loan” shall mean any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Fixed Rate Loan in its Competitive Bid.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Bank shall have been provided in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and any other applicable authoritative bodies; provided that in the event of a conflict in the principles recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and another applicable authoritative body, the principles in effect at such time and recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board shall control.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including any supra-national bodies such as the European Union or the European Central bank).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit D, among the Guarantors and the Administrative Agent, and shall include any Guarantee Joinder Agreement.

“Guarantee Joinder Agreement” means any joinder agreement pursuant to which a Restricted Subsidiary joins the Guarantee Agreement and becomes a Guarantor, either substantially in the form attached as an exhibit to the Guarantee Agreement or in such other form as may be requested by the Borrower and reasonably approved by the Administrative Agent for such purpose.

“Guarantor” shall mean each Restricted Subsidiary.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any person that is a Lender or a Lender Affiliate at the time such Hedging Agreement is executed.

“Hotel Properties” shall mean any hotel properties owned on the Closing Date or acquired or constructed after the Closing Date, including fixtures and personalty associated therewith.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (valued at the lesser of (1) the amount of such Indebtedness or (2) if such Indebtedness is Non-Recourse to such person, the fair market value of such property), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of Hedging Agreements, (j) all obligations of such person as an account party in respect of letters of credit (other than (x) documentary letters of credit (including commercial and trade letters of credit) issued to secure payment obligations in respect of goods and services in the ordinary course of business and (y) letters of credit and surety bonds with respect to underlying obligations of such person that are already accounted for as liabilities elsewhere in this definition) and bankers’ acceptances, (k) to the extent not otherwise included, all obligations of such person under so-called forward equity purchase contracts where such person is obligated to purchase or redeem any shares of equity securities issued by such person, and (l) all obligations of such person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes). Notwithstanding the foregoing, the Indebtedness of any person shall not include “deferred revenues”, “current accounts payable” or “accrued and other expenses” (as such items are set forth in the financial statements of the Borrower and its Subsidiaries to be delivered to the Administrative Agent and each Lender pursuant to Section 5.04) incurred in the ordinary course of business. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent that such Indebtedness is expressly stated to be non-recourse to such partner.

“Insignificant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that (x) has (i) assets of not greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended four-quarter period of the Borrower and its Subsidiaries (computed pro forma for any acquisitions or dispositions made during such four-quarter period) and (y) if aggregated with all other Subsidiaries of the Borrower with respect to which an event described under subpart (g) or (h) of Article VII has occurred and is continuing, would have (i) assets of not greater than 10% of the consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended four-quarter period of the Borrower and its Subsidiaries (computed pro forma for any acquisitions or dispositions made during such four-quarter period).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurocurrency Loan or Eurodollar Loan with an Interest Period of more than three (3) months’ duration or a Fixed Rate Loan with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan.

“Interest Period” shall mean (a) as to any Eurocurrency Loan or Eurodollar Loan, the period commencing on the date of such borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Loan, the period commencing on the date of such ABR Loan and ending on the earliest of (i) the last Business Day of the calendar quarter in which such ABR Loan was made, (ii) the Revolving Maturity Date, or (iii) the date of prepayment of such Loan and (c) as to any Fixed Rate Loan, the period commencing on the date of such Fixed Rate Loan and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans were extended, which shall not be earlier than seven (7) days after the date of such Fixed Rate Loan or later than ninety (90) days after the date of such Fixed Rate Loan; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of Eurocurrency Loans and Eurodollar Loans only, such next Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Interest Rate Determination Date” shall mean, in relation to any period for which an interest rate is to be determined with respect to a Eurodollar Loan or Eurocurrency Loan:

(a)(if the currency is euro) two TARGET Days before the first day of that period; or

(b)(for any other currency) two Business Days before the first day of that period, unless, in either case, market practice differs in the relevant interbank market for a currency, in which case the Interest Rate Determination Date for that currency will be determined by the

Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Interest Rate Determination Date will be the last of those days).

“Investment Grade Credit Rating” shall mean a Credit Rating of BBB- or better from S&P, a Credit Rating of Baa3 or better from Moody’s or a rating equivalent to the foregoing from another nationally-recognized rating agency.

“Issuing Bank” shall mean, as the context may require, (a) Wells Fargo, with respect to Letters of Credit issued on and after the Closing Date or (b) any other Lender that may become an Issuing Bank pursuant to Section 8.09(b), with respect to Letters of Credit issued by such Lender.

“L/C Commitment” shall mean the lesser of (a) $30,000,000 and (b) the Revolving Commitment.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate principal amount of all L/C Disbursements relating to Letters of Credit that have not yet been reimbursed at such time.

“L/C Participants” shall mean the collective reference to all the Lenders other than the Issuing Bank.

“Lender” shall mean (a) a person listed on Schedule 2.01 and any other person that shall become a party hereto pursuant to an Assignment and Acceptance, other than such person that ceases to be a party hereto pursuant to an Assignment and Acceptance or (b) a Designated Bank; provided, however, that the term “Lender” shall exclude each Designated Bank when used in reference to a Revolving Loan, the Revolving Commitments or terms relating to the Revolving Loans and the Revolving Commitments and shall further exclude each Designated Bank for all other purposes hereunder except that any Designated Bank which funds a Competitive Bid Loan shall, subject to Section 9.04(i), have the rights (including, without limitation, the rights given to a Lender contained in Article IX) and obligations of a Lender associated with holding such Competitive Bid Loan.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Pro Rata Percentage of the Extensions of Credit.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23, and shall include the Existing Letters of Credit.

“LIBO Rate” means, with respect to any Eurodollar Loan or Eurocurrency Loan (other than Eurocurrency Loans denominated in Sterling) for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason or in the event of an Eurocurrency Loan denominated in Sterling, then the “LIBO Rate” with respect to such Eurodollar Loan or Eurocurrency Loan for such Interest Period shall be the rate at which deposits in the applicable currency of $5,000,000 (or its Equivalent Dollar Amount) and for a maturity comparable to such Interest Period are offered by the Administrative Agent’s Correspondent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Interest Rate Determination Date. Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Reference Rate” means a rate of interest for Swingline Loans determined by reference to the Adjusted LIBO Rate for a one (1) month interest period that would be applicable for a Revolving Loan, as that rate may fluctuate in accordance with changes in the Adjusted LIBO Rate as determined on a day-to-day basis.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (excluding rights of first refusal) with respect to such securities.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Guarantee Agreement, any Loan Modification Agreement, if requested by a Lender pursuant to Section 2.08(a), each promissory note, and if applicable, any Designation Agreements and Designated Bank Notes.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, one or more Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.28(a).

“Loan Parties” shall mean the Borrower and the Restricted Subsidiaries.

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(a) hereto.

“Margin Stock” shall mean “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean a materially adverse effect on the business, operations, assets, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.08(b), requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Recourse” shall mean, with reference to any obligation or liability of any person, any obligation or liability for which such person is not liable or obligated other than, if at all, as to its interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.03(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 2.10.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.05(c).

“Obligations” shall mean (a) the Borrower’s obligations in respect of the due and punctual payment of principal of and interest on the Loans and reimbursement of the L/C Disbursements, in each case when and as due whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, of the Borrower under this Agreement or any other Loan Document, (c) all obligations, monetary or otherwise, of each Loan Party under each Loan Document to which it is a party and (d) unless otherwise agreed upon in writing by the applicable Lender party thereto, all Hedging Obligations and Cash Management Obligations.

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Amendments” shall have the meaning assigned to such term in Section 2.28(c).

“Permitted Currency” means dollars or, subject to Section 1.05, any Alternative Currency, or each such currency, as the context requires.

“Permitted Holder” means (a) (i) all lineal descendents of Stewart W. Bainum, and all spouses and adopted children of such descendents, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any person or trust described in clauses (i) and (ii), and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii) or (iii) (such persons referred to in this clause (a) collectively, “Bainum Affiliates”); or (b) any other Existing Stockholder.

“Permitted Liquid Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) investments in commercial paper having credit ratings of at least A-2 from S&P and P-2 from Moody’s;

(c) investments in certificates of deposit, bankers acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $200,000,000;

(d) investments in the ordinary course of business in customary repurchase agreements with respect to freely marketable, short-term securities of the type customarily subject to repurchase agreements;

(e) other readily marketable debt and equity securities traded on national securities exchanges or on other nationally recognized markets, including over-the-counter markets;

(f) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment funds or mutual funds, which are administered by reputable financial institutions, and the portfolios of which are limited to investments of the character, quality and maturity described in clauses (a) through (e) above; and

(g) investments that fail to meet the requirements of clause (f) above solely because such investments do not constitute “current assets” due to their being maintained in irrevocable trusts in connection with the Borrower’s sponsorship of non-qualified retirement savings and investment plans for certain employees and senior executives of the Borrower.

“Person” shall mean any natural person, corporation, trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

“Platform” shall have the meaning given such term in Section 5.04.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment. In the event the Revolving Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of applicable Revolving Commitments most recently in effect (giving effect to any assignments under Section 9.04).

“Proprietary Information” shall have the meaning given such term in Section 9.15.

“Public Lender” shall have the meaning given such term in Section 5.04.

“Recourse” shall mean, with reference to any obligation or liability of any person, any liability or obligation that is not Non-Recourse to such person.

“Reference Bank” shall mean the Administrative Agent.

“Register” shall have the meaning given such term in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.23(d) for amounts drawn under Letters of Credit.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Revolving Commitments representing at least a majority of the aggregate Revolving Commitments or, if the Revolving Commitments have been terminated, Lenders holding Loans and L/C Obligations representing at least a majority of the sum of the aggregate amount of L/C Obligations and aggregate principal amount of the Loans then outstanding; provided that the Revolving Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make Revolving Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register as such amount may be increased or reduced at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans, as such amount may be increased or reduced at any time or from time to time pursuant to the terms hereof. The Revolving Commitment of all Lenders on the Closing Date shall be $300,000,000.

“Revolving Loan” shall mean any revolving loan made to the Borrower pursuant to Section 2.01(a), and all such revolving loans as the context requires.

“Revolving Maturity Date” shall mean the earliest to occur of (a) February 24, 2016, (b) the date of termination by the Borrower pursuant to Section 2.06 or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Article VII.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby such person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sharing Event” shall mean (a) the occurrence of an Event of Default with respect to the Borrower or a Restricted Subsidiary pursuant to clauses (g) or (h) of Article VII, (b) the termination of the Revolving Commitments pursuant to Article VII or (c) the acceleration of the Loans pursuant to Article VII.

“Spot Exchange Rate” shall mean on the day two (2) Business Days prior to any calculation date with respect to any Alternative Currency (a) the rate appearing on Reuters Screen LIBOR01 or the applicable Reuters Screen Page (or such other relevant display page as determined by the Administrative Agent) for the sale or purchase, as applicable, of such Alternative Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time for purchase or delivery two (2) days later, or, if not available, (b) the spot selling rate or purchasing rate, as applicable, at which the Administrative Agent’s Correspondent offers to sell or purchase such Alternative Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two (2) Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any method (including obtaining quotes from two (2) or more market makers for the applicable Alternative Currency) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” shall mean, at any date of determination, the lawful currency of the United Kingdom.

“subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“SunTrust Fee Letter” shall mean the fee letter by and among SunTrust Robinson Humphrey, Inc. and the Borrower dated as of January 6, 2011.

“Swingline Commitment” shall mean the lesser of (a) $20,000,000 and (b) the Revolving Commitment.

“Swingline Lender” shall mean Wells Fargo in its capacity as swingline lender hereunder.

“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.02, and all such swingline loans collectively as the context requires.

“Swingline Termination Date” shall mean the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 8.09 and (b) the Revolving Maturity Date.

“TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in euro.

“Taxes” shall have the meaning assigned to such term in Section 2.20(a).

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Lender Affiliate).

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992, and the Amsterdam Treaty of 1998, each as amended from time to time.

“Unrestricted Subsidiaries” shall mean all Foreign Subsidiaries of the Borrower and such other Subsidiaries as may be designated as unrestricted by the Borrower in accordance with Section 5.09(b). As of the Closing Date, Schedule 3.08 lists all Subsidiaries and categorizes them as Restricted or Unrestricted.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wells Fee Letter” shall mean the fee letter by and among the Administrative Agent, Wells Fargo Securities, LLC and the Borrower dated as of January 6, 2011.

“Wholly Owned Subsidiary” shall mean a Subsidiary all the capital stock or other ownership interest of which is owned by the Borrower or a Wholly Owned Subsidiary of the Borrower (including any Subsidiary that would be wholly owned but for directors’ qualifying shares or similar matters).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP consistently applied, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05.

SECTION 1.03. Effectiveness of Euro Provisions. With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 2.09(f), 2.15(b), 2.15(c) and 2.22 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

SECTION 1.04. Other Definitions and Provisions. (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c) References to Agreement and Laws. Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.05. Alternative Currencies. The Borrower may from time to time request that Revolving Loans and Letters of Credit be made in an alternative currency. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 12:00 P.M. (noon) thirty (30) days prior to the date of the desired Revolving Loan or Letter of Credit, as applicable. Each Lender shall notify the Administrative Agent, not later than 12:00 P.M. (noon) fifteen (15) Business Days after receipt of such request whether it consents, in its sole discretion, to making Revolving Loans and the issuance of Letters of Credit in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Revolving Loans or consent to the issuance of Letters of Credit, in such requested currency. If all of the Lenders consent to making the Revolving Loans and the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall be deemed for all purposes to be an Alternative Currency hereunder. Upon any Lender’s refusal to make Revolving Loans or to consent to the issuance of Letters of Credit in the requested currency, the Borrower may replace such Lender in accordance with Section 2.26.

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor (at the time specified therefor in such applicable Letter of Credit or Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

THE CREDITS

SECTION 2.01. Revolving Loans and Competitive Bid Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Loans in a Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Revolving Maturity Date as requested by the Borrower in accordance with the terms of Section 2.03; provided, that, based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, (a) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested and the use of the proceeds thereof) shall not exceed the Revolving Commitment less the sum of all outstanding Competitive Bid Loans, Swingline Loans and L/C Obligations, (b) the aggregate principal amount of all outstanding Revolving Loans made in an Alternative Currency (after giving effect to any amount requested and the use of the proceeds thereof) plus the L/C Obligations with respect to all Alternative Currency Letters of Credit shall not exceed the Alternative Currency Commitment and (c) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested and the use of the proceeds thereof) from any Lender to the Borrower shall not at any time exceed such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of (i) outstanding Swingline Loans and (ii) outstanding L/C Obligations. Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender’s Pro Rata Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Revolving Maturity Date.

(b) Competitive Bid Loans. Subject to the terms and conditions of this Agreement, the Borrower may, prior to the Revolving Maturity Date and pursuant to the procedures set forth in Section 2.04, request the Lenders to make offers to make Competitive Bid Loans; provided, that, based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, the aggregate principal amount of all outstanding Competitive Bid Loans (after giving effect to any amount requested and the use of proceeds thereof) shall not exceed the Revolving Commitment less the sum of all outstanding Revolving Loans, Swingline Loans and L/C Obligations. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.04.

SECTION 2.02. Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in dollars and (ii) based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested and the use of proceeds thereof), shall not exceed the lesser of (A) the Revolving Commitment less the sum of all outstanding Revolving Loans, Competitive Bid Loans and the L/C Obligations and (B) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Percentages and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Pro Rata Percentage of Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next Business Day after such demand is made. No Lender’s obligation to fund its respective Pro Rata Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Pro Rata Percentage of a Swingline Loan, nor shall any Lender’s Pro Rata Percentage be increased as a result of any such failure of any other Lender to fund its Pro Rata Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender upon demand, but in no event later than 1:00 p.m. on the next Business Day after such demand is made, the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 8.05 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02, one of the events described in clauses (g) or (h) of Article VII shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro Rata Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.02, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender that are reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.27(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

SECTION 2.03. Procedure for Advances of Revolving Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice of its intention to borrow substantially in the form attached hereto as Exhibit A-5 (a “Notice of Borrowing”) not later than (i) 12:00 p.m. on the same Business Day as each ABR Loan, (ii) 2:00 p.m. on the same Business Day as each Swingline Loan, (iii) 12:00 p.m. at least three (3) Business Days before each Eurodollar Loan and (iv) subject to Section 1.05, 12:00 p.m. at least four (4) Business Days before each Eurocurrency Loan, is to be made, specifying (A) the date of such borrowing, which shall be a Business Day, (B) whether the Loan shall be denominated in dollars or an Alternative Currency, (C) if such Loan is denominated in dollars, whether such Loan shall be a Eurodollar Loan or an ABR Loan, (D) the amount of such borrowing, which shall be in an amount equal to the amount of the Revolving Commitment or the Alternative Currency Commitment, as applicable, then available to the Borrower, or if less, (1) with respect to ABR Loans and Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, and (2) with respect to Eurodollar Loans and Eurocurrency Loans, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 (or the Alternative Currency Amount thereof, as applicable) in excess thereof, (E) whether such Loan is to be a Revolving Loan or a Swingline Loan and (F) in the case of a Eurodollar Loan or a Eurocurrency Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Loans Denominated in Dollars and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date for any Revolving Loan denominated in dollars and any Swingline Loan, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in dollars in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in dollars in funds immediately available to the Administrative Agent, the Swingline Loan to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit A-6 hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 2.14 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to this Section 2.03 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Loan. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).

(c) Disbursement of Revolving Loans denominated in an Alternative Currency. Not later than 11:00 a.m. (the time of the Administrative Agent’s Correspondent) on or before the proposed borrowing date for any Revolving Loan denominated in an Alternative Currency, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent’s Correspondent in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 2.14, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.03 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Loan.

SECTION 2.04. Procedure for Advance of Competitive Bid Loans.

(a) Competitive Bid Request. In order to request Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto (a “Competitive Bid Request”) to be received by the Administrative Agent not later than 12:00 p.m. (i) five (5) Business Days before each proposed Eurodollar Competitive Bid Loan and (ii) two (2) Business Days before each proposed Fixed Rate Loan; provided that, the Borrower may not submit more than two (2) Competitive Bid Requests during any period of five (5) consecutive Business Days. Notwithstanding the foregoing, the Borrower may not submit more than six (6) Competitive Bid Requests during any calendar month. No Eurocurrency Loan or ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the form of Exhibit A-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone promptly confirmed by telecopy. Such request shall in each case refer to this Agreement and specify (i) whether the borrowing then being requested is to be a Eurodollar Competitive Bid Loan or a Fixed Rate Loan, (ii) the date of such borrowing (which shall be a Business Day), (iii) the aggregate principal amount of such borrowing which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iv) the Competitive Bid Interest Periods with respect to each Eurodollar Competitive Bid Loan and each Fixed Rate Loan which Competitive Bid Interest Periods may not expire on a date later than the first Business Day prior to the Revolving Maturity Date; provided, that the Borrower may not request bids for more than three (3) different durations of Competitive Bid Interest Periods in the same Competitive Bid Request. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by facsimile (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to the Competitive Bid Request.

(b) Competitive Bids.

(i) Each Lender may, in its sole discretion, make up to three (3) Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via facsimile, in the form of Exhibit A-3 hereto, (A) not later than 10:30 a.m. three (3) Business Days before any proposed Eurodollar Competitive Bid Loan and (B) not later than 10:30 a.m. on the same Business Day as a proposed Fixed Rate Loan, and any Competitive Bid received by the Administrative Agent after such time can be rejected by the Administrative Agent. Competitive Bids that do not conform substantially to the form of Exhibit A-3 or otherwise include additional conditions to funding shall be rejected by the Administrative Agent and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount of the Competitive Bid Loan or Loans that the Lender is willing to make to the Borrower which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and may equal the entire principal amount of the Competitive Bid Loan requested by the Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Bid Loan or Loans and (C) the Competitive Bid Interest Period with respect thereto. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(ii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower at least one quarter (1/4) of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to clause (i) above.

(iii) The Administrative Agent shall notify the Borrower by facsimile, (A) not later than 11:00 a.m. three (3) Business Days before a proposed Eurodollar Competitive Bid Loan and (B) not later than 11:00 a.m. on the same Business Day of each proposed Fixed Rate Loan, of all the Competitive Bids made, the Competitive Bid Rate or Rates, the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made, the Competitive Bid Interest Period applicable to each such Eurodollar Competitive Bid Loan and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.04.

(iv) All notices required by this Section 2.04 shall be given in accordance with Section 9.01.

(c) Acceptance/Rejection.

(i) The Borrower may, in its sole and absolute discretion, subject only to the provisions of this paragraph (c), accept or reject any Competitive Bid referred to in paragraph (b) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile in the form of Exhibit A-4 hereto (a “Competitive Bid Accept/Reject Letter”), whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (b) above, (A) not later than 12:00 p.m. three (3) Business Days before a proposed Eurodollar Competitive Bid Loan and (B) not later than 12:00 p.m. on the day of each proposed Fixed Rate Loan; provided, that (A) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (b) above, (B) the acceptance of bids by the Borrower shall be made on the basis of ascending order (from lowest to highest) of bids for Eurodollar Competitive Bid Loans or Fixed Rate Loans within each Competitive Bid Interest Period and the Borrower shall not accept a bid made at a particular Competitive Bid Rate for a particular Competitive Bid Interest Period if the Borrower has rejected a bid made at a lower Competitive Bid Rate for the same Competitive Bid Interest Period, (C) if Competitive Bids are made by two (2) or more Lenders for the same Competitive Bid Rate and the same Competitive Bid Interest Period, the principal amount accepted shall be allocated among such Lenders by the Borrower (after consultation with the Administrative Agent) on a pro-rata basis rounded to the nearest $1,000,000, (D) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. A notice given by the Borrower pursuant to this paragraph (c) shall be irrevocable.

(i) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by facsimile, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(d) Disbursement of Competitive Bid Loans. Not later than 2:00 p.m. on the proposed borrowing date, each Lender whose Competitive Bid was accepted will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Competitive Bid Loan to be made on such borrowing date. After receipt thereof from the applicable Lenders, the Administrative Agent shall disburse not later than 3:30 p.m. the proceeds of each borrowing accepted pursuant to Section 2.04(c) in immediately available funds by crediting such proceeds to the deposit account or accounts specified in the most recent Notice of Account Designation delivered by the Borrower or as may be agreed upon by the Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the proceeds of any Competitive Bid Loan accepted pursuant to Section 2.04(c) until the applicable Lender shall have made available to the Administrative Agent its Competitive Bid Loan.

SECTION 2.05. Repayment of Loans.

(a) Repayment on the Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Loans in full in the applicable Permitted Currency in which each Revolving Loan was initially funded on the Revolving Maturity Date, (ii) each Competitive Bid Loan on the expiration date of the applicable Competitive Bid Interest Period and (iii) all Swingline Loans in accordance with Section 2.02(b), together, in each case, with all accrued but unpaid interest thereon. Each Lender agrees, promptly after a request from the Borrower following such repayment, to return to the Borrower any promissory note (including any Designated Bank Notes) issued to such Lender pursuant to this Agreement.

(b) Mandatory Repayment of Revolving Loans.

(i) Revolving Commitment. If at any time (as determined by the Administrative Agent under Section 2.05(b)(v)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Loans exceeds one hundred and five percent (105%) of the Revolving Commitment less the sum of all outstanding Competitive Bid Loans, Swingline Loans and L/C Obligations or (B) for any other reason, the outstanding principal amount of all Revolving Loans exceeds the Revolving Commitment less the sum of all outstanding Competitive Bid Loans, Swingline Loans and L/C Obligations, then, in each such case, the Borrower shall (I) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (II) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Loans which are ABR Loans by the Equivalent Dollar Amount of such excess (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, immediately repay Revolving Loans which are Eurodollar Loans and Eurocurrency Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day by the Equivalent Dollar Amount of such excess), (IV) fourth, if (and to the extent) necessary to eliminate such excess, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 2.23(g)), and (V) fifth, if (and to the extent) necessary to eliminate such excess, to immediately repay Competitive Bid Loans, in the inverse order of maturity of any such Competitive Bid Loans.

(ii) Alternative Currency Commitment. If at any time (as determined by the Administrative Agent under Section 2.05(b)(v)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Loans denominated in an Alternative Currency plus the L/C Obligations with respect to all Alternative Currency Letters of Credit exceeds the lesser of (1) one hundred and five percent (105%) of the Revolving Commitment less the sum of all outstanding Revolving Loans denominated in dollars, Competitive Bid Loans, Swingline Loans and L/C Obligations with respect to Letters of Credit denominated in dollars and (2) one hundred and five percent (105%) of the Alternative Currency Commitment or (B) for any other reason, the outstanding principal amount of all Alternative Currency Loans exceeds the lesser of (1) the Revolving Commitment less the sum of all outstanding Revolving Loans denominated in dollars, Competitive Bid Loans, Swingline Loans and L/C Obligations and (2) the Alternative Currency Commitment, then, in each such case, such excess shall (x) with respect to Eurocurrency Loans, be immediately repaid in the currency in which such Revolving Loan or Revolving Loans were initially funded by the Borrower to the Administrative Agent for the account of the Lenders and (y) with respect to any Alternative Currency Letters of Credit then outstanding, deposited in cash as collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders.

(iii) Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.05(b)(v)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, and for any reason the outstanding principal amount of all Swingline Loans exceeds the lesser of (A) the Revolving Commitment less the sum of all outstanding Revolving Loans, Competitive Bid Loans and L/C Obligations and (B) the Swingline Commitment, then, in each such case, such excess shall be immediately repaid by the Borrower to the Administrative Agent for the account of the Lenders.

(iv) Excess L/C Obligations. If at any time (as determined by the Administrative Agent under Section 2.05(b)(v)) and for any reason, based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, the outstanding amount of all L/C Obligations exceeds the lesser of (A) the Revolving Commitment less the sum of the amount of all outstanding Revolving Loans, Competitive Bid Loans and Swingline Loans and (B) the L/C Commitment, then, in each such case, the Borrower shall make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 2.23(g).

(v) Compliance and Payments. The Borrower’s compliance with this Section 2.05(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which the Borrower requests the Lenders to make a Loan or the Issuing Bank to issue a Letter of Credit under Section 4.01. All determinations of the outstanding principal amount of Loans and L/C Obligations shall be based on their Equivalent Dollar Amounts. To determine this, on such testing dates, the Administrative Agent shall determine the Spot Exchange Rate with respect to each Eurocurrency Loan and each undrawn Alternative Currency Letter of Credit. Each such repayment pursuant to this Section 2.05(b) shall be accompanied by any amount required to be paid pursuant to Section 2.18 hereof.

(c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurocurrency Loans, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurodollar and Competitive Bid Loans and upon notice received no later than 2:00 p.m. (Eastern time) on the proposed date of repayment with respect to ABR Loans and Swingline Loans, substantially in the form attached hereto as Exhibit A-7 (a “Notice of Prepayment”), specifying (i) the date of repayment, (ii) the amount of repayment, (iii) whether the repayment is of Revolving Loans, Competitive Bid Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (iv) whether the repayment is of Eurocurrency Loans, Eurodollar Loans, ABR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $100,000 or a whole multiple of $100,000 in excess thereof with respect to ABR Loans and Swingline Loans, (ii) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans and Eurocurrency Loans (based upon the Alternative Currency Amount thereof) and (iii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Competitive Bid Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.05(d) below.

(d) Limitation on Repayment of Certain Loans. The Borrower may not repay any Eurodollar Loan, Eurocurrency Loan or any Competitive Bid Loan on any day other than on the last day of the Interest Period or Competitive Bid Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 2.18 hereof.

(e) Hedging Agreements and other Borrowings. No repayment or prepayment pursuant to this Section 2.05 shall affect any of the Borrower’s obligations under any Hedging Agreement or any of the Borrower’s right to obtain other Loans or Letters of Credit.

(f) Payment of Interest and Other Expenses. Each repayment or prepayment pursuant to this Section 2.05 shall be accompanied by accrued interest on the amount repaid.

SECTION 2.06. Permanent Reduction of the Revolving Commitment and the Alternative Currency Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Commitment at any time or (ii) portions of the Revolving Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any such reduction shall (A) permanently reduce the Lenders’ Revolving Commitments pro rata in accordance with their respective Pro Rata Percentages and (B) permanently reduce the Alternative Currency Commitment pro rata in accordance with the relative amount of the Alternative Currency Commitment and the Revolving Commitment.

(b) Corresponding Payments. Each permanent reduction permitted pursuant to this Section 2.06 shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Equivalent Dollar Amount of all outstanding Revolving Loans, Competitive Bid Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Commitment as so reduced and (ii) to the extent that the Alternative Currency Commitment is reduced, the aggregate Equivalent Dollar Amount of all outstanding Eurocurrency Loans and Alternative Currency Letters of Credit to the Alternate Currency Commitment as so reduced. If the Revolving Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 2.23(g). Any reduction of the Revolving Commitment to zero shall be accompanied by payment of all outstanding Revolving Loans, Competitive Bid Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Commitment. If the reduction of the Revolving Commitment or the Alternative Currency Commitment, as applicable, requires the repayment of any Eurodollar Loan, Eurocurrency Loan or any Competitive Bid Loans bearing interest at the Adjusted LIBO Rate, such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.18 hereof.

SECTION 2.07. Fees. (a) Facility Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee at a rate per annum based upon the Borrower’s Credit Rating in accordance with the table set forth in the definition of “Applicable Percentage” on the full amount of the Revolving Commitment, regardless of usage (the “Facility Fee”). The Facility Fee shall be payable in dollars in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing with the end of the first full fiscal quarter following the Closing Date, and on the Revolving Maturity Date. Such Facility Fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Pro Rata Percentages.

(b) Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent, Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc. for structuring and syndicating the Loans and for their respective obligations hereunder, the Borrower agrees to pay (i) to the Administrative Agent and its affiliates, for their own account, the fees set forth in the Wells Fee Letter and (ii) to SunTrust Robinson Humphrey, Inc. and its affiliates, for their own account, the fees set forth in the SunTrust Fee Letter.

(c) Letter of Credit Commissions and Charges.

(i) Letter of Credit Commissions. Subject to Section 2.27(f), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount (or Equivalent Dollar Amount thereof, if applicable) of such Letter of Credit multiplied by the Applicable Percentage with respect to Revolving Loans that are Eurodollar Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Pro Rata Percentages.

(ii) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by 0.20% per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Maturity Date and thereafter on demand of the Administrative Agent.

(iii) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d) Competitive Bid Processing Fee. For each Competitive Bid Request received by the Administrative Agent hereunder, the Borrower shall pay to the Administrative Agent a competitive bid processing fee of $1,500.00.

SECTION 2.08. Evidence of Indebtedness.

(a) Extensions of Credit. The Loans and Letters of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans and Letters of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Any Lender, through the Administrative Agent, may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.09. Interest on Loans.

(a) Interest Rate Options. Subject to the provisions of this Section 2.09, at the election of the Borrower, (i) Revolving Loans denominated in dollars shall bear interest at (A) the Alternate Base Rate plus the Applicable Percentage or (B) the Adjusted LIBO Rate plus the Applicable Percentage, (ii) Revolving Loans denominated in an Alternative Currency shall bear interest at the LIBO Rate plus the Applicable Percentage (plus any applicable Mandatory Cost) and (iii) Swingline Loans shall bear interest at the greater of (A) the Alternate Base Rate and (B) the LIBOR Reference Rate plus the Applicable Percentage; provided that neither the Adjusted LIBO Rate nor the LIBO Rate shall be available until three (3) Business Days after the Closing Date (unless otherwise agreed by the Administrative Agent). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.03 or 2.23 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.10. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate (excluding Alternative Currency Loans) as provided herein shall be deemed an ABR Loan denominated in dollars. Requests for Alternative Currency Loans as to which the Borrower has not duly specified an interest rate and interest period shall be deemed a LIBO Rate Loan for a one (1) month interest period.

(b) Interest Periods.

(i) In connection with each Eurodollar Loan or Eurocurrency Loan, the Borrower, by giving notice at the times described in Section 2.09(a), shall elect an Interest Period to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each such Loan; provided that:

the Interest Period shall commence on the date of advance of or conversion to any Eurodollar or Eurocurrency Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day; provided, that if any Interest Period with respect to a Eurodollar or Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

any Interest Period with respect to a Eurodollar or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

no Interest Period shall extend beyond the Revolving Maturity Date.

(ii) In connection with each Competitive Bid Loan, the Borrower, by giving notice at the times described in Section 2.04, shall elect an interest period (each, a “Competitive Bid Interest Period”) applicable to such Loan, which Competitive Bid Interest Period shall be a period of such duration as accepted by the Borrower pursuant to Section 2.04(c); provided that:

the Competitive Bid Interest Period for a Fixed Rate Loan shall not be less than seven (7) days nor more than ninety (90) days;

the Competitive Bid Interest Period for any Eurodollar Competitive Bid Loan shall be a period of one (1), two (2), or three (3) months;

the Competitive Bid Interest Period shall commence on the date of advance of any Competitive Bid Loan;

if any Competitive Bid Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day; and

no Competitive Bid Interest Period shall expire on a date later than the first Business Day prior to the Revolving Maturity Date.

(iii) There shall be no more than eight (8) Interest Periods and Competitive Bid Interest Periods (collectively) in effect at any time.

(c) Default Rate. Subject to Section 9.17, upon the occurrence and during the continuance of any payment Event of Default, and at the option of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request Eurocurrency Loans and Eurodollar Loans, Competitive Bid Loans or Swingline Loans, (ii) all outstanding Eurocurrency Loans and Eurodollar Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans, (iii) all outstanding Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Competitive Bid Loan until the end of the applicable Competitive Bid Interest Period and thereafter of a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans and (iv) all outstanding ABR Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to ABR Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Loans after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each ABR Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2011; and interest on each Eurodollar Loan, Eurocurrency Loan and each Competitive Bid Loan shall be payable on the last day of each Interest Period or Competitive Bid Interest Period, respectively, applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Eurocurrency Loans denominated in Sterling and for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(f) Basis of Accrual. Subject to Section 1.03, with respect to the currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such currency shall be based upon the applicable convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

SECTION 2.10. Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding ABR Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurodollar Loans, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding Eurodollar Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into ABR Loans (other than Swingline Loans) or (c) upon the expiration of any Interest Period, continue any Eurodollar Loan or Eurocurrency Loan denominated in any Permitted Currency in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof (or with respect to Eurocurrency Loans, the Alternative Currency Amount in each case thereof) as a Eurodollar or Eurocurrency (as applicable) Loan in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit A-8 (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. four (4) Business Days (with respect to any Eurocurrency Loan) and three (3) Business Days (with respect to any Loan denominated in dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurodollar Loan or Eurocurrency Loan to be converted or continued, the last day of the Interest Period therefor, (B) the Permitted Currency in which such Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued Eurodollar Loan or Eurocurrency Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 2.11. Manner of Payment.

(a) Loans and Letters of Credit Denominated in Dollars. Each payment by the Borrower on account of the principal of or interest on any Loan or Letter of Credit denominated in dollars or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit denominated in dollars) payable to the Lenders under this Agreement or any Loan (except as set forth in Section 2.11(b)) shall be made in dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent for the account of the Lenders (except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Letter of Credit denominated in dollars, each payment to the Administrative Agent of the Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Bank or the L/C Participants, as the case may be.

(b) Loans and Letters of Credit Denominated in Alternative Currencies. Each payment by the Borrower on account of the principal of or interest on the Revolving Loans denominated in any Alternative Currency or any Alternative Currency Letter of Credit (including the Reimbursement Obligation with respect to any Alternative Currency Letter of Credit) shall be made in such Alternative Currency not later than 11:00 a.m. (the time of the Administrative Agent’s Correspondent) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Administrative Agent’s Correspondent for the account of the Lenders (except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent’s Correspondent) on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Alternative Currency Letter of Credit, each payment to the Administrative Agent of the Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Bank or the L/C Participants, as the case may be.

(c) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Pro Rata Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Bank’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Bank or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent. Each payment to the Administrative Agent with respect to a Swingline Loan (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Any amount payable to any Lender under Sections 2.17, 2.18, 2.19, 2.20 or 9.05 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 2.09(b)(i), if any payment under this Agreement or any Loan shall be specified to be made upon a day which is not a Business Day, it shall be made on the next day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(d) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.11, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 2.27(b).

SECTION 2.12. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Article VII, all payments received by the Lenders upon the Loans and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all Administrative Agent’s and Issuing Bank’s fees then due and payable, (d) then to all facility and other fees and commissions then due and payable, (e) then to accrued and unpaid interest on the Swingline Loan to the Swingline Lender, (f) then to the principal amount outstanding under the Swingline Loans to the Swingline Lender, (g) then pro rata to (i) accrued and unpaid interest on the Loans (pro rata in accordance with all such amounts due) and (ii) accrued and unpaid interest on the Reimbursement Obligation (pro rata in accordance with all such amounts due), (h) then pro rata to (i) the principal amount of the Loans (pro rata in accordance with all such amounts due), (ii) Reimbursement Obligation (pro rata in accordance with all such amounts due), (iii) any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due) and (iv) any Cash Management Obligations (including any principal amounts and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due), and (i) then to the cash collateral account described in Section 2.23(g) hereof to the extent of any L/C Obligations then outstanding, in that order.

SECTION 2.13. Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion (taking into account any Competitive Bid Loans of such Lender) than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that

(a) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest; and

(b) provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) the application of cash collateral provided for in Section 2.27 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 2.14. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to any Loan denominated in dollars, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360 and (b) with respect to any Loan denominated in an Alternative Currency, the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.14 shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Pro Rata Percentage of any Loan requested by a Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Pro Rata Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document, in each case, as described further in Section 2.27.

SECTION 2.15. Redenomination of Eurocurrency Loans.

(a) Conversion to the Base Rate. If any Eurocurrency Loan is required to bear interest based at the Alternate Base Rate rather than the LIBO Rate pursuant to Section 2.09(c), Section 2.17 or any other applicable provision hereof, such Loan shall be funded in dollars in an amount equal to the Equivalent Dollar Amount of such Eurocurrency Loan, all subject to the provisions of Section 2.05(b). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 2.18.

(b) Redenomination of Loans. Subject to Section 1.03, any Loan to be denominated in the currency of the applicable Participating Member State shall be made in the euro.

(c) Redenomination of Obligations. Subject to Section 1.03, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into the euro.

(d) Further Assurances. The terms and provisions of this Agreement will be subject to such changes of construction as reasonably determined by the Administrative Agent in consultation with the Borrower to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request in consultation with the Borrower.

SECTION 2.16. [Intentionally Omitted].

SECTION 2.17. Changed Circumstances.

(a) Circumstances Affecting LIBO Rate and Alternative Currency Availability. If with respect to any Interest Period for any Eurodollar Loan or Eurocurrency Loan the Administrative Agent or Required Lenders (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 or the applicable Reuters Screen Page or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Loan or a Eurocurrency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Loan or Eurocurrency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Eurodollar Loan or Eurocurrency Loan, as applicable, or convert the then outstanding principal amount of each such Eurodollar Loan or Eurocurrency Loan, as applicable, to an ABR Loan in dollars as of the last day of such Interest Period.

(b) Laws Affecting LIBO Rate and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurodollar Loan or any Eurocurrency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of such Lender to make Eurodollar Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert or continue any Loan made by such Lender as a Eurodollar Loan or a Eurocurrency Loan, as applicable, shall be suspended, and (ii) if such Lender may not lawfully continue to maintain a Eurodollar Loan or a Eurocurrency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a Eurodollar Loan or Eurocurrency Loan, as applicable, the applicable Eurodollar Loan or an Eurocurrency Loan, as applicable, shall immediately be converted to an ABR Loan in dollars for the remainder of such Interest Period.

(c) Increased Costs. If any Change in Law shall:

(i) except as provided in Section 2.20(e), subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Loan, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Loan, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of franchise tax or tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Loan;

and the result of any of the foregoing events described in clause (i) or (ii) above is to increase the costs to any of the Lenders of maintaining any Eurodollar Loan, Competitive Bid Loan or a Eurocurrency Loan, as applicable, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Loans in respect of a Eurodollar Loan, Competitive Bid Loan or a Eurocurrency Loan, as applicable, or Letter of Credit or Application, then, upon the request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Percentage of the Eurodollar Loan, Competitive Bid Loans or Eurocurrency Loans as applicable, in the London interbank market and using any attribution or averaging methods which such Lender reasonably deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the euro, or (iv) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by a Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 2.18. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs, but excluding loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, Competitive Bid Loan or a Eurocurrency Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing, Competitive Bid Request or Notice of

Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Eurodollar Loan, Eurocurrency Loan or Competitive Bid Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined based upon the assumption that such Lender funded its Pro Rata Percentage, as applicable, of the Eurodollar Loan, Competitive Bid Loan or Eurocurrency Loan in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 2.19. Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Revolving Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such Change in Law, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate submitted to the Borrower and the Administrative Agent by such Lender setting forth in reasonable detail such amounts, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 2.20. Taxes.

(a) Payments Free and Clear. Except as otherwise provided in Section 2.20(e), any and all payments by the Borrower hereunder or under the Loans and Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, (ii) in the case of each Lender, (A) income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof and (B) any Excluded FATCA Tax and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.26) any withholding tax that is imposed under any law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of the occurrence, after the date of this Agreement, of any Change in Law) to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.20(a) (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities not excluded by items (i), (ii) or (iii) being hereinafter referred to as “Taxes,” and all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities described in items (i), (ii) or (iii) being hereinafter referred to as “Excluded Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Loan or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 2.20(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 2.20(d).

(b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c) Indemnity. Except as otherwise provided in Section 2.20(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate of the Administrative Agent or such Lender setting forth in reasonable detail the basis for determining such indemnification shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. Nothing contained in this Section 2.20(c) shall prevent the Borrower from pursuing, at the sole cost and expense of the Borrower, the refund of any such Taxes or Other Taxes from the Foreign Lender which paid , or upon whose behalf the Borrower paid, such Taxes or Other Taxes if the Borrower in good faith believes such taxes were incorrectly or illegally asserted.

(d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e) Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax. Each Foreign Lender further agrees to provide, promptly upon the reasonable demand of the Borrower or the Administrative Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Foreign Lender is in compliance with the requirements of FATCA, including §1471(b) of the Code, if such Foreign Lender is a foreign financial institution (as such term is defined in §1471(d)(4) of the Code) or §1472(b), if such Foreign Lender is a non-financial foreign entity (as such term is defined in §1472(d) of the Code). Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 2.20 or Section 2.17(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 2.20(e), other than to the extent that such failure is due to a Change in Law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and Lenders contained in this Section 2.20 shall survive the payment in full of the Obligations and the termination of the Revolving Commitments.

(g) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole but reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or

Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Indemnification by Lenders. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

SECTION 2.21. Mitigation by Lenders. If any Lender requests compensation pursuant to Section 2.17 or Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, solely in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.17, Section 2.19 or Section 2.20, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be practically disadvantageous to such Lender.

Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to Section 2.17 or Section 2.19 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to such Sections for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.22. Rounding and Other Consequential Changes. Subject to Section 1.03, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

SECTION 2.23. Letters of Credit.

(a) L/C Commitment. Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 2.23(c), agrees to issue standby letters of credit (“Letters of Credit”) denominated in a Permitted Currency for the account of the Borrower on any Business Day from the Closing Date through but not including the date which is five (5) Business Days prior to the Revolving Maturity Date in such form as may be approved from time to time by the Issuing Bank and the Administrative Agent; provided, that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and L/C Obligations, (a) the L/C Obligations would exceed the lesser of (i) the L/C Commitment or (ii) the Revolving Commitment less the amount of all outstanding Revolving Loans, Swingline Loans and Competitive Bid Loans or (b) the unused portion of the Revolving Commitment of any Lender would be less than zero. Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount of $100,000, or such lesser amounts as may be agreed to by the Issuing Bank, (or the Alternative Currency Amount thereof with respect to any Alternative Currency Letter of Credit), (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, and (iii) expire on a date satisfactory to the Issuing Bank and the Administrative Agent, which date shall be no later than five (5) Business Days prior to the Revolving Maturity Date. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any Letters of Credit (including any Existing Letters of Credit), unless the context otherwise requires.

(b) Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information (“L/C Supporting Documentation”) as the Issuing Bank and the Administrative Agent may request (which information shall include the Permitted Currency in which the Letter of Credit shall be denominated). The Borrower will contemporaneously deliver to the Administrative Agent, at the Administrative Agent’s office, a copy of such Application and L/C Supporting Documentation. Upon receipt of any Application, the Issuing Bank shall process such

Application and L/C Supporting Documentation delivered to it in connection therewith in accordance with its customary procedures and shall, after approving the same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Revolving Commitment for issuance of such Letter of Credit, subject to Section 2.20(a) and Article IV hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than four (4) Business Days after its receipt of the Application therefor and all L/C Supporting Documentation relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower. The Issuing Bank shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

(c) L/C Participations.

(i) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank in the applicable Permitted Currency upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(ii) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 2.23(c) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Bank in the applicable Permitted Currency the amount specified on the applicable due date. If any such amount is paid to the Issuing Bank after the date such payment is due, such L/C Participant shall pay to the Issuing Bank in the applicable Permitted Currency on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank with respect to any amounts owing under this Section 2.23(c)(ii) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Bank of the unreimbursed amounts described in this Section 2.23(c), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(iii) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Percentage of such payment in accordance with this Section 2.23, the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(d) Reimbursement Obligation of the Borrower.

(i) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section 2.23(d) or with funds from other sources), in same day funds in the applicable Permitted Currency in which such Letter of Credit was denominated, the Issuing Bank on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any amounts referred to in Section 2.07(c) incurred by the Issuing Bank in connection with such payment (other than those payable pursuant to Section 2.23(d)(iii) below).

(ii) Reimbursement By the Lenders. The Issuing Bank shall promptly deliver written notice of any drawing under a Letter of Credit to the Administrative Agent and the Borrower. Unless the Borrower shall promptly (but in any event no later than the date of receipt of such notice of drawing from the Issuing Bank) notify the Issuing Bank that the Borrower intends to reimburse the Issuing Bank for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Loan in the applicable Permitted Currency bearing interest at the Alternate Base Rate (or the LIBO Rate with a one (1) month Interest Period with respect to the repayment of any Alternative Currency Letters of Credit) on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 2.07(c) incurred by the Issuing Bank in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Bank in effecting the payment of any Alternative Currency Letter of Credit), and the Lenders shall make a Revolving Loan in the applicable Permitted Currency bearing interest at the Alternate Base Rate (or the LIBO Rate with a one (1) month Interest Period with respect to the repayment of any Alternative Currency Letters of Credit) in such amount, the proceeds of which shall be applied to reimburse the Issuing Bank for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section 2.23(d) to reimburse the Issuing Bank for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.03(a) or Article IV. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Bank as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding ABR Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

(iii) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from any Issuing Bank or L/C Participant, pay to such Issuing Bank or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or L/C Participant, (iii) any currency exchange loss, in each case that such Issuing Bank or L/C Participant sustains as a result of the Borrower’s repayment in dollars of any Letter of Credit denominated in an Alternative Currency. A certificate of such Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error.

(e) Obligations Absolute. The Borrower’s obligations under this Section 2.23 (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Bank, the Administrative Agent and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 2.23(d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. Without limiting the foregoing, it is expressly agreed that the Reimbursement Obligations of the Borrower will not be excused by ordinary negligence, gross negligence, wrongful conduct or willful misconduct of the Issuing Bank or the Administrative Agent. However, the foregoing shall not excuse the Issuing Bank or the Administrative Agent from liability to the Borrower in any independent action or proceeding brought by the Borrower against the Issuing Bank or the Administrative Agent following such reimbursement or payment by the Borrower to the extent of any unavoidable direct damages suffered by the Borrower that are caused directly by the Issuing Bank’s or the Administrative Agent’s gross negligence or willful misconduct, provided that the Issuing Bank or the Administrative Agent, as applicable (i) shall have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in the place that the Letter of Credit is issued and (ii) the Borrower’s aggregate remedies against the Issuing Bank or the Administrative Agent for wrongfully honoring a presentation or wrongfully retaining honored documents shall in no event exceed the aggregate amount paid by the Borrower to the Issuing Bank or the Administrative Agent with respect to the honored presentation, plus interest. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Bank or the Administrative Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank, the Administrative Agent or any L/C Participant to the Borrower. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. Without limiting any other provision of this Agreement, the Issuing Bank, and, as applicable, its correspondents, may honor any presentation or drawing under a Letter of Credit that appears on its face substantially to comply with the terms and conditions of the Letter of Credit.

(f) Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section, the provisions of this Section shall apply.

(g) Cash Collateralization. If any Event of Default (other than an Event of Default described in clause (g) or (h) of Article VII) shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) demanding the deposit of cash collateral pursuant to this paragraph and of the amount to be deposited, or, if an Event of Default described in clause (g) or (h) of Article VII shall occur, on the Business Day of such occurrence, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash in dollars equal to the Equivalent Dollar Amount of 105% of the aggregate amount of all L/C Obligations at that date plus all applicable fees, interest, premium (if any) and costs that have accrued or will accrue through the remaining term of such Letter of Credit. The Administrative Agent may, at any time and from time to time after the initial deposit, request that additional cash collateral be provided in order to protect against the results of exchange fluctuations. Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Liquid Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.23, the Issuing Bank shall not be obligated to issue, amend or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements with the Borrower or such Defaulting Lender which are reasonably satisfactory to the Issuing Bank to eliminate the Issuing Bank’s Fronting Exposure (after giving effect to Section 2.27(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

SECTION 2.24. Increase in Commitment.

(a) After the Closing Date but prior to the Revolving Maturity Date, the Borrower shall have the right to request additional Revolving Commitments (the “Additional Commitments”) so that the Revolving Commitments aggregate an amount not to exceed $450,000,000 less the amount of any voluntary reductions of the Revolving Commitment made prior to the date of such request pursuant to Section 2.06(a), each which request shall be made by the Borrower giving written notice (the “Additional Commitment Notice”) to the Administrative Agent setting forth such details with respect thereto as are reasonably requested by the Administrative Agent. Upon receipt of such request, the Administrative Agent shall notify the existing Lenders of the requested Additional Commitments and offer each such Lender an opportunity to participate at its sole discretion in the Additional Commitments. Any existing Lender that does not agree (in its sole discretion) to provide a portion of the proposed Additional Commitments within 10 days after receipt from the Administrative Agent of such notice shall be deemed to have declined participation in any amount of such proposed Additional Commitments. Notwithstanding any existing Lender’s rejection of any portion of the proposed Additional Commitments, each existing Lender shall remain a Lender hereunder, subject to the terms and conditions hereof. In addition, the Borrower and the Administrative Agent may offer to additional proposed bank syndicate members that qualify as Eligible Assignees (including any required consent of the Administrative Agent, the Swingline Lender and/or the Issuing Bank, such consent not to be unreasonably withheld) the opportunity to accept all or a portion of the amount of the proposed Additional Commitments. The allocation of the Additional Commitments among the Lenders and Eligible Assignees who agree to accept any portion thereof shall be made by the Borrower, in consultation with the Administrative Agent. Upon the effectiveness of the Additional Commitments, (i) each Eligible Assignee (that is not an existing Lender) allocated any portion of the Additional Commitments shall execute an accession agreement to this Agreement, (ii) the Revolving Commitments of the existing Lenders which have been allocated any portion of the Additional Commitments shall be increased by such amount, (iii) the pro rata shares of the Lenders (including the Eligible Assignees as the new Lenders) shall be adjusted, (iv) subject to the payment of applicable amounts pursuant to Section 2.18 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Revolving Commitments and (v) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders (including the Eligible Assignees as the new Lenders) have agreed to increase their respective Revolving Commitments or make new Revolving Commitments in response to the Borrower’s request for an increase in the aggregate Commitments pursuant to this Section 2.24 and which other changes do not adversely affect the rights of those Lenders who do not elect to increase their respective Revolving Commitments, in each case without the consent of the Lenders other than those Lenders increasing their Revolving Commitments.

(b) Notwithstanding the foregoing, an increase in the aggregate amount of the Revolving Commitments shall be effective only if (i) no Default or Event of Default shall have occurred and be continuing on the date such increase is to become effective; (ii) each of the representations and warranties made by the Borrower in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the Additional Commitment Notice and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warrant is expressly stated to have been made as of a specific date, as of such specific date); and (iii) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase.

SECTION 2.25. Special Provisions Regarding Revolving Loans.

(a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Eurocurrency Loans shall be automatically converted into Eurodollar Loans denominated in dollars (in an amount equal to the Equivalent Dollar Amount of the aggregate principal amount of the Eurocurrency Loans on the date such Sharing Event first occurred, which Eurodollar Loans denominated in dollars (i) shall thereafter be deemed to be ABR Loans and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Commitments pursuant to clause (i) in the last paragraph of Article VII, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless the Sharing Event resulted solely from a termination of the Revolving Commitments, all accrued and unpaid interest and other amounts owing with respect to such Eurocurrency Loans shall be immediately due and payable in dollars, taking the Equivalent Dollar Amount of such accrued and unpaid interest and other amounts.

(b) Upon the occurrence of a Sharing Event (i) no further Revolving Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in dollars as if such Eurocurrency Loans had originally been made in dollars and shall be distributed by the relevant Lenders (or their affiliates) to the Administrative Agent for the account of the Lenders which made such Revolving Loans or are participating therein and (iii) the Revolving Commitments of the Lenders shall be automatically terminated.

SECTION 2.26. Replacement of Certain Lenders. In the event any Lender (a) shall have requested additional compensation from the Borrower under Section 2.17(c), Section 2.19 or Section 2.20, (b) shall have given notice under Section 2.17 of its inability to make or maintain as such any Eurocurrency Loan or Eurodollar Loan, (c) is a Defaulting Lender hereunder, (d) shall have refused to make Revolving Loans or consent to the issuance of Letters of Credit in requested alternative currencies under Section 1.05, or (e) is a Non-Consenting Lender, the Borrower may, at its sole expense and effort, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 9.04) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) such assignment shall not conflict with any Applicable Law, (ii) the Borrower shall have received a written consent of the Administrative Agent in the case of an assignee that is not a Lender, which consent shall not unreasonably be withheld, and (iii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder.

SECTION 2.27. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08(b) and the definition of “Required Lenders”.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline

Loan or Letter of Credit; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.27(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Pro Rata Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Swingline Loans or Letters of Credit pursuant to Section 2.02(b) and Section 2.23(c) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (computed without giving effect to the Revolving Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (iii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (2) such Lender’s Pro Rata Percentage of (x) outstanding Swingline Loans and (y) outstanding L/C Obligations. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Bank or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Bank (after giving effect to Section 2.27(c)) on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Pro Rata Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Pro Rata Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(e) Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 2.27(c)).

(f) Certain Fees.

(i) Each Defaulting Lender shall be entitled to receive any Facility Fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (A) the outstanding principal amount of the Revolving Loans funded by it, and (B) its Pro Rata Percentage of the stated amount of Letters of Credit for which such Defaulting Lender has provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank.

(ii) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.07(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which such Defaulting Lender has provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank.

(iii) With respect to any Facility Fee or letter of credit commissions not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.27(c), (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay any remaining amount of any such fee.

(g) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Percentages (without giving effect to Section 2.27(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.28. Certain Permitted Amendments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time beginning on the date that is 18 months after the Closing Date, but not more than three times during the term of this Agreement (and with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary in Section 9.08, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans and Revolving Commitments of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate the aggregate Revolving Commitments of one or more of the Lenders that are not Accepting Lenders, and in connection therewith shall repay in full all outstanding Loans, and accrued but unpaid interest and fees (along with any amount owing pursuant to Section 2.18), at such time owing to such terminated Lender, with such termination taking effect, and any related repayment being made, upon the effectiveness of the Permitted Amendment. Additionally, to the extent the Borrower has terminated the Revolving Commitments of such Lenders, it may request any other Eligible Assignee (including any required consent of the Administrative Agent, the Issuing Bank and/or the Swingline Lender, such consent not to be unreasonably withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Commitments terminated pursuant to the preceding sentence. Upon the effectiveness of any Permitted Amendment and any termination of any Lender’s Revolving Commitments (and any related repayment of Loans and unpaid interest and fees) pursuant to this section and any related commitment of an Eligible Assignee with respect to such terminated Revolving Commitments, subject to the payment of applicable amounts pursuant to Section 2.18 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Revolving Commitments.

(b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the Accepting Lenders as a new “Class” of loans and/or revolving commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Revolving Maturity Date applicable solely to the Loans and/or Revolving Commitments of the Accepting Lenders, (ii) an increase in the interest rate with respect to the Loans and/or Revolving Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom, provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Lenders shall be made on a pro rata basis as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Revolving Credit Lenders, (B) the L/C Commitment and Swingline Commitment may not be extended without the prior written consent of the Issuing Bank or the Swingline Lender, as applicable, and only to the extent the L/C Commitment or Swingline Commitment so extended does not exceed the aggregate Revolving Commitments extended pursuant to clause (i) above, (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.11(c), except that notwithstanding Section 2.11(c) the Loans and Revolving Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Revolving Maturity Date, without any pro rata reduction of the revolving commitments and repayment of loans of Accepting Lenders with a different Revolving Maturity Date, and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(d) This Section 2.28 shall supersede any provision in Section 9.08 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari-passu in right of payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for inactive Restricted Subsidiaries that do not engage in any business and whose failure to be validly existing or in good standing would not reasonably be expected to have a Material Adverse Effect (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Loan Party, has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is party and each other agreement or instrument contemplated thereby and in the case of the Borrower, to borrow and incur other obligations hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and in the case of the Borrower the borrowings of the Loans, the use of proceeds thereof and the Letters of Credit hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite action, including approval of such Loan Party’s Board of Directors and if required, stockholder action on the part of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any Subsidiary if such matter could reasonably be expected to have a Material Adverse Effect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority if such matter could reasonably be expected to have a Material Adverse Effect or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound if such matter could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument if such matter could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Loan Parties party thereto will constitute, a legal, valid and binding obligation of the Borrower and the other Loan Parties enforceable against the Borrower and the other Loan Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect, except when failure to obtain any such consents or approvals could not reasonably be expected to cause a Material Adverse Effect or jeopardize enforceability.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to Administrative Agent (i) the consolidated balance sheets and statements of income and cash flow of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2009, audited and accompanied by the opinion of PricewaterhouseCoopers, LLP, independent public accountants and (ii) the unaudited consolidated balance sheets and statements of income and cash flow of the Borrower and its consolidated Subsidiaries as of and for the fiscal quarter ended September 30, 2010 certified by the Financial Officer of the Borrower. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. As of the date hereof, there has been no material adverse change in the business, assets, operations, property, condition, financial or otherwise, material contingent liabilities or material agreements of the Borrower and the Restricted Subsidiaries, taken as a whole, since September 30, 2010 not previously disclosed in writing to the Administrative Agent or Lenders (it being understood that changes in general economic conditions shall not be deemed to constitute such a material adverse change).

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where such failure would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02(a).

(b)(a) Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the date hereof a list of all Subsidiaries of the Borrower, their respective jurisdictions of formation and the percentage ownership interest of the Borrower therein.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person and to the knowledge of any Responsible Officer of the Borrower there are not any investigations now pending or threatened against the Borrower or any Restricted Subsidiary, in each case, (i) which involve any Loan Document or the Transactions (excluding any such actions, suits or proceedings threatened by the Lenders or the Administrative Agent) or (ii) as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Effect.

(b) To the best knowledge of any Responsible Officer of the Borrower, neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.10. Agreements.

(a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restriction that has resulted or could reasonably be anticipated to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Following application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets of the Borrower will be Margin Stock. No part of the proceeds of any Loan have been used for any purpose that violates the provisions of Regulations T, U or X.

SECTION 3.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit to (a) pay off the Existing Credit Agreement and certain other existing Indebtedness of the Borrower and its Subsidiaries on the Closing Date, (b) to pay fees and expenses in connection with the entering into of this Agreement and the facilities provided hereunder, and the related transactions, and (c) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including, without limitation, working capital, acquisitions, payments of dividends, repurchasing outstanding capital stock and capital expenditures (provided such activities are permitted by any other provisions of this Agreement and the other Loan Documents).

SECTION 3.14. Tax Returns. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except, in each case, (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books reserves as shall be required in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (other than information of a general economic or industry nature) contained or contains any untrue statement of material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading; provided, that notwithstanding the foregoing with respect to financial projections, financial projections shall, to the actual knowledge of the chief financial officer, represent good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries (using assumptions that the chief financial officer believes in good faith to be reasonable at the time prepared and made available, it being recognized by the Administrative Agent and the Lenders that such projections are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will in fact be realized).

SECTION 3.16. Employee Benefit Plans. With respect to each of the Plans, the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC except as would not reasonably be expected to have a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the value of the assets of such Plan.

Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability or any other liability under Title IV of ERISA (other than premiums not yet due) that remains unpaid and that could result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and to the best knowledge of any Responsible Officer of the Borrower no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notice from the PBGC regarding the funded status of any plan.

SECTION 3.17. Environmental Matters. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has received notice of any failure so to comply. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower’s and the Subsidiaries facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, in violation of any such law or any regulations promulgated pursuant thereto.

SECTION 3.18. Solvency. As of the Effective Date, with respect to the Borrower and the Restricted Subsidiaries, collectively:

(a) The fair valuation of and the present fair saleable value of their assets exceed the amount that will be required to be paid on or in respect of their existing debts and other probable liabilities at a fair valuation (including contingencies) as such debts and liabilities mature, as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act.

(b) Their assets do not constitute unreasonably small capital for the Borrower and the Restricted Subsidiaries to carry out their businesses as now conducted and as proposed to be conducted.

(c) They do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

SECTION 3.19. OFAC. No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise violates Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE IV

CONDITIONS OF LENDING

The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue, extend or renew Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Extension of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03, Section 2.04, Section 2.10, or Section 2.23, as the case may be.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) No Default or Event of Default shall have occurred and be continuing. Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Effective Date:

(a) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or analogous documents) and all amendments thereto of each Loan Party certified as of a recent date by the Secretary of State (or other appropriate Governmental Authority) of the state (or country) of its organization or such other evidence as is reasonably satisfactory to the Administrative Agent; (ii) a certificate as to the good standing (or other analogous certification to the extent available) of each Loan Party as of a recent date, from the appropriate Secretary of State (or other appropriate Governmental Authority) or such other evidence as is reasonably satisfactory to the Administrative Agent; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or such other analogous documents to the extent available) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is party, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or analogous documents) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or other analogous certification or such other evidence reasonably satisfactory to the Administrative Agent) furnished pursuant to clause (i) or (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (iii) above; and (v) such other documents as the Administrative Agent, the Lenders or the Issuing Bank may reasonably request.

(b) The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date and signed by a Financial Officer of the Borrower confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date.

(d) The Administrative Agent shall have received a favorable written opinion of Hogan Lovells US LLP, special counsel to the Borrower and the Guarantors, each dated the Effective Date and addressed to the Administrative Agent, the Lenders and the Issuing Bank, in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrower hereby instructs such counsel to deliver such opinions to the Administrative Agent.

(e) Neither the Borrower nor any of its Restricted Subsidiaries shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness permitted under Section 6.01 and outstanding on the Effective Date.

(f) The Existing Credit Agreement and all commitments thereunder to lend shall have been terminated, all letters of credit issued thereunder shall have been terminated or shall constitute Existing Letters of Credit, all amounts outstanding thereunder shall have been paid in full and all Liens, if any, securing any obligations thereunder or under any related agreement shall have been permanently released and the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination, payment and release.

(g) The Administrative Agent shall have received counterparts of all Loan Documents signed on behalf of each applicable Loan Party.

(h) The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(i) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(j) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notices shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and until all Letters of Credit have been canceled, have expired or have otherwise been cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05, and except for inactive Restricted Subsidiaries that do not engage in any business and except for Restricted Subsidiaries whose failure to maintain legal existence would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect; comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)(i) maintain and operate its business in primarily the manner in which it is presently conducted and operated; and (ii) at all times maintain and preserve all property used in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that the foregoing clauses (i) and (ii) shall not prohibit the Borrower or any Restricted Subsidiary from discontinuing or changing the operation and maintenance of any Restricted Subsidiary, property or business if such discontinuance or change would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

SECTION 5.03. Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful and valid claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary shall have set aside on its books reserves with respect thereto as shall be required in conformity with GAAP.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (for further delivery by the Administrative Agent to the Issuing Bank and the Lenders in accordance with its customary practice):

(a) within 90 days after the end of each fiscal year, its audited consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by the Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the accounting firm or the Financial Officer of the Borrower opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and in any event will be based on the actual knowledge after due inquiry of the Person giving the certificate, and:

(i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11; and

(iii) with respect to the computations delivered pursuant to Section 5.04(c)(ii), the Financial Officer shall break out and separately provide the financial information relating solely to the Unrestricted Subsidiaries and certify the accuracy of such information;

(d) promptly after the same become publicly available, copies (which such deliveries may be made by email or facsimile) of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any of the deliveries required by this Section 5.04 may be made by email or facsimile to the Administrative Agent in accordance with Section 9.01; provided that the financial statements required to be delivered pursuant to paragraphs (a) and (b) above and the information required to be delivered pursuant to paragraph (d) above shall be deemed to have been delivered on the date on which the Borrower has posted, and has provided notice to the Administrative Agent of such posting of, such information on the Borrower’s and/or the Securities and Exchange

Commission’s website on the internet at the website address provided in such notice, or at another website accessible by the Lenders without charge. Notwithstanding the foregoing, (i) the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a) and (b) of this Section 5.04 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) upon request of the Administrative Agent, the Borrower shall deliver a paper copy of the certificate required by paragraph (c) of this Section 5.04.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, (i) the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC” and (ii) each Public Lender shall designate to the Administrative Agent one or more persons who are entitled to receive and view Borrower Materials containing material non-public information to the same extent as Lenders that are not Public Lenders.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after learning of it (for further delivery by the Administrative Agent to the Issuing Bank and the Lenders in accordance with its customary practice):

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could reasonably be anticipated to result in a Material Adverse Effect; and

(c) any development that has resulted in a Material Adverse Effect.

SECTION 5.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the funded status of any Plan or to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within ten (10) days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $5,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and upon reasonable notice by any Lender permit any representatives designated by such Lender, subject to Section 9.15 of this Agreement, to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times during normal business hours and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor. So long as no Event of Default exists, the Borrower shall not be required to reimburse for expenses incurred in connection with more than one inspection or examination per fiscal year, which such one inspection or examination shall be arranged by the Administrative Agent.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13 hereof. In no event shall (a) any part of the proceeds of the Loans be used by any Loan Party to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or (b) more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries be Margin Stock.

SECTION 5.09. Subsidiaries.

(a) Additional Domestic Subsidiary. If at any time after the Closing Date the Borrower or any Subsidiary creates or acquires any Domestic Subsidiary with assets in excess of $5,000,000, then:

(i) not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired (or such date that is no more than 60 days later as may be agreed by the Administrative Agent, in its discretion), designate such Domestic Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in accordance with Section 5.09(b); or

(ii) in the case of a Restricted Subsidiary, the Borrower shall cause such Domestic Subsidiary, not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired (or such date that is no more than 60 days later as may be agreed by the Administrative Agent, in its discretion), to deliver to the Administrative Agent (A) a duly executed Guarantee Joinder Agreement, and (B) such other documents and certificates as may be reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary and its Guarantee Joinder Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that in the event any such Domestic Subsidiary is a Wholly Owned Subsidiary but is intended to be disposed of, in whole or in part (so that it will cease to be a Wholly Owned Subsidiary) by the Borrower or Subsidiary of the Borrower that owns the equity interests in such Domestic Subsidiary not later than the end of the fiscal quarter immediately following the fiscal quarter in which such Domestic Subsidiary was created or acquired, and such intent is provided to the Administrative Agent in a written notice not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired, the foregoing requirements of this Section 5.09(a)(ii) shall not be required unless such Domestic Subsidiary remains a Wholly Owned Subsidiary as of the last day of such next succeeding fiscal quarter, in which case such requirements shall be required to be satisfied in accordance with this Section 5.09(a)(ii) as if such Domestic Subsidiary had been created or acquired during such next succeeding fiscal quarter.

(b) Designation and Redesignation of Subsidiaries. So long as no Default or Event of Default exists or would result from such designation or redesignation, the Borrower may, at any time upon written notice to the Administrative Agent, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, redesignate any Unrestricted Subsidiary as a Restricted Subsidiary or designate any newly created or acquired Domestic Subsidiary as an Unrestricted Subsidiary. No such designation of a new Subsidiary as an Unrestricted Subsidiary or redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary under this subsection (b) shall be permitted unless, at the time in question, the Borrower would have the right, without causing a Default or Event of Default, to (i) distribute to its shareholders as an in-kind dividend the equity interest owned by the Borrower (directly or indirectly) in such Restricted Subsidiary or newly created or acquired Domestic Subsidiary, (ii) to distribute to its shareholders as a cash dividend an amount of money equal to the fair market value of the assets owned by such Restricted Subsidiary or newly created or acquired Domestic Subsidiary or (iii) invest an amount of money equal to the value of such Unrestricted Subsidiary’s assets directly or indirectly in the equity of such Unrestricted Subsidiary within the applicable dollar limits prescribed by Section 6.04.

(c) Certain Releases. Other than during the continuance of a Default or Event of Default, at the request of the Borrower, the Administrative Agent shall release any Guarantor from the Guarantee Agreement in connection with (i) the sale, transfer or other disposition of such Guarantor, permitted by this Agreement (including, without limitation, in connection with any transaction that results in such Guarantor ceasing to be a Wholly Owned Domestic Subsidiary), or all or substantially all of the assets owned by such Guarantor in an Asset Sale permitted by this Agreement, or (ii) a redesignation of such Guarantor as an Unrestricted Subsidiary pursuant to Section 5.09(b); provided that prior to any such release pursuant to clause (i) of this subsection (c), the Borrower shall deliver a certificate of the Financial Officer of the Borrower setting forth in reasonable detail computations evidencing compliance with Sections 6.10 and 6.11 on a pro forma basis after giving effect to such release and certifying that no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such release.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender, the Issuing Bank and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and until all Letters of Credit have been canceled, expired or have otherwise been cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall not, and shall not cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create or assume any Indebtedness if (a) a Default or an Event of Default would exist after giving effect to the incurrence, creation or assumption of such Indebtedness or (b) in the case of Indebtedness incurred by an Unrestricted Subsidiary that is not a Guarantor, such Indebtedness is Recourse to the Borrower or any Loan Party.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights (excluding rights of first refusal) in respect of any thereof, except Liens satisfying any of the following tests:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the date hereof except as otherwise permitted hereunder;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(c) Liens for taxes, assessments or governmental or quasi-governmental charges or levies not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

(e) statutory liens of landlords in respect of property leased by the Borrower or any Restricted Subsidiary;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) Liens created under the Loan Documents to secure the Obligations (and refinancings thereof);

(j) other Liens to secure purchase-money Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiary; and refinancings, renewals and replacements thereof; provided that (i) such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related franchise agreements and (ii) each such Lien is limited to the property and assets acquired in connection with such purchase-money Indebtedness;

(k) other Liens to secure Non-Recourse Indebtedness of the Borrower or any Restricted Subsidiary and refinancings, renewals and replacements thereof; provided that such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related franchise agreements;

(l) Liens to secure Recourse Indebtedness of the Borrower or any Restricted Subsidiary and permitted refinancings thereof; provided that (i) such Lien does not apply to any property or assets of the Borrower or such Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related franchise agreements and (ii) the aggregate outstanding principal amount of Recourse Indebtedness secured by Liens shall not at any time exceed the greater of (A) $25,000,000 and (B) 15% of Consolidated Net Assets;

(m) Liens on the property of the Borrower or any of its Restricted Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) Liens arising from precautionary UCC financing statement filings (or equivalent filings, registrations or agreements in foreign jurisdictions) regarding operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens securing judgments which do not constitute an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(p) customary Liens in favor of a banks or other depository or financial institutions arising as a matter of law and encumbering deposits or other funds maintained with such financial institution (including rights of setoff);

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(s) Liens in the nature of good faith deposits required in connection with, or escrow arrangements securing indemnification obligations associated with, any investment transaction permitted under Section 6.04; and

(t) Liens resulting from the refinancing, renewal or extension of obligations secured by any Lien permitted by clause (a) or (b) of this Section 6.02, so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent Liens securing any such incremental obligations are independently permitted under (and applied as a utilization of the basket described in) Section 6.02(l) above) and (y) such renewals, replacements and extensions do not result in Liens applying to any property or assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction unless immediately thereafter the value (determined as of the time of sale in accordance with GAAP) of all property the subject of Sale and Lease-Back Transactions, when added to the aggregate principal amount of Indebtedness of the Borrower or any Restricted Subsidiary secured at such time by Liens permitted only under Sections 6.02(j) and (k), does not exceed 15% of Consolidated Total Assets at such time.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, comparable ownership interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make any investment or any other interest in, any other Person, except:

(a) loans, advances, capital contributions, guarantees and other investments existing on the date hereof and loans, advances, capital contributions, guarantees and other investments by the Borrower or any Restricted Subsidiary in the capital stock or comparable ownership interests of any Subsidiary, including by means of contributions by any Subsidiary of Hotel Properties; provided that investments made in Unrestricted Subsidiaries following the Effective Date shall not exceed an aggregate amount of $75,000,000 at any time outstanding;

(b) loans, advances, capital contributions, guarantees and other investments by the Borrower to Restricted Subsidiaries or by Subsidiaries to the Borrower or any Restricted Subsidiary, in each case to the extent no Default or Event of Default would result after giving effect thereto;

(c) Permitted Liquid Investments;

(d) so long as no Default or Event of Default has occurred and is continuing, loans and advances by the Borrower and its Restricted Subsidiaries to their employees, officers, and directors in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $2,000,000;

(e) other investments, capital contributions, guarantees, loans and advances made in connection with hospitality-related business activities and ancillary business activities reasonably related thereto so long as no Default or Event of Default has occurred and is continuing, or would exist after giving effect thereto, other than investments in Unrestricted Subsidiaries (which shall be governed by subsection (a) above);

(f) so long as no Default or Event of Default has occurred and is continuing, repurchases of the outstanding stock of the Borrower; and

(g) other investments, capital contributions, guarantees, loans and advances not otherwise permitted pursuant to this Section 6.04 in an aggregate amount outstanding at any time not in excess of $5,000,000.

For purposes of clauses (a) and (g) of this Section 6.04, calculations shall be on the basis of amounts actually invested, net of any return on investment or return of capital with respect to such investments, and without regard to any write-up or write-down of the value of such investments.

SECTION 6.05. Mergers and Consolidations. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets whether now owned or hereafter acquired, except that:

(a)(i) the Borrower may merge or consolidate with a Subsidiary or (ii) a Subsidiary may merge or consolidate with the Borrower, in each case so long as the Borrower is the surviving entity;

(b) any Subsidiary may merge or consolidate with any Restricted Subsidiary so long as the Restricted Subsidiary is the surviving entity or so long as the surviving entity becomes a Restricted Subsidiary and promptly complies with Section 5.09(a);

(c) any Restricted Subsidiary may merge or consolidate with another Restricted Subsidiary; and

(d) the Borrower or any Subsidiary may merge or consolidate with another Person; provided, however, that:

(i) the Borrower or such Subsidiary is the surviving entity, or in the case of a Subsidiary, such merger or consolidation of such Subsidiary into another Person is an Asset Sale permitted hereunder; and

(ii) no Default or Event of Default has occurred and is continuing, or would exist after giving effect to such merger or consolidation.

SECTION 6.06. Asset Sales. Consummate any Asset Sale if (a) a Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto or (b) such Asset Sale consists of any franchise brand (whether now owned or hereafter acquired) and the Borrower would not be in pro forma compliance with the covenants set forth in Sections 6.10 and 6.11 after giving effect to such Asset Sale and any substantially simultaneous repayment of Indebtedness with the proceeds thereof.

SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into any other transactions with, any of its Affiliates unless (i) such transaction is conducted in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arms-length basis from unrelated third parties, (ii) such transaction is between or among the Borrower and the Restricted Subsidiaries or (iii) transactions permitted by Sections 6.04 and 6.05; provided that the Borrower or any Restricted Subsidiary may not enter into any of the foregoing transactions with an Affiliate that is an Unrestricted Subsidiary if a Default or an Event of Default has occurred and is continuing.

SECTION 6.08. Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end from December 31, or make any change in its accounting treatment and reporting practices except as required or permitted by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner that is adverse in any material respect to the rights or interests of the Lenders.

SECTION 6.09. No Further Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific property, and improvements and accretions thereto and proceeds thereof, and is otherwise permitted hereby), enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Borrower or any Loan Party to secure the Obligations, whether now owned or hereafter acquired; provided that the foregoing shall not apply to (w) any prohibitions or requirements set forth either (i) in any Loan Document or (ii) in any document with respect to any other Indebtedness so long as such prohibition permits a Lien securing the Obligations either without securing such other Indebtedness or by requiring such other Indebtedness also to be secured by a Lien on such assets, either pari passu with or on a subordinated basis to the Obligations, (x) restrictions or conditions imposed by law, (y) customary restrictions and conditions contained in agreements relating to the sale of any asset or property pending such sale, provided such restrictions and conditions apply only to the asset or property that is sold and such sale is permitted hereunder or (z) customary provisions in leases, licenses and other agreements restricting the assignment thereof.

SECTION 6.10. Consolidated Leverage Ratio. In the case of the Borrower, permit the Consolidated Leverage Ratio as of the last day of and for any period of four fiscal quarters ending during the period from and including the date hereof through the Revolving Maturity Date to exceed 3.50 to 1.00. The Consolidated Leverage Ratio shall be calculated as of the end of each fiscal quarter based on the period of the four consecutive fiscal quarters ending on such date.

SECTION 6.11. Consolidated Interest Coverage Ratio. In the case of the Borrower, permit the Consolidated Interest Coverage Ratio as of the last day of and for any period of four fiscal quarters ending during the period from and including the date hereof through the Revolving Maturity Date to be less than 3.50 to 1.00. The Consolidated Interest Coverage Ratio shall be calculated as of the end of each fiscal quarter based on the period of the four consecutive fiscal quarters ending on such date.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made (such representation or warranty being deemed made as provided in Section 4.01) in or in connection with any Loan Document or Loan or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or L/C Disbursement or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a) or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied (i) for a period of ten Business Days after notice thereof from the Administrative Agent to the Borrower in the case of Sections 5.04(a), 5.04(b), 5.04(c), 5.05(a), and 5.09 or (ii) for a period of thirty days after notice from the Administrative Agent to the Borrower in all other cases;

(f) the Borrower or any other Loan Party shall (i) fail to pay any principal or interest due in respect of any Indebtedness (other than the Loans or any Reimbursement Obligations) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $25,000,000, when and as the same shall become due and payable by the Borrower or such Loan Party, after taking into account all applicable notice, grace or cure periods or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than the Loans or any Reimbursement Obligations) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $25,000,000, or permit any other event to occur, if the effect of any failure or event referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, after taking into account all applicable notice, grace or cure periods, such Indebtedness to become due prior to its stated maturity or, with respect to a Hedging Agreement, such Hedging Agreement to be terminated;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or of a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or for a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or (iii) the winding-up or liquidation of the Borrower or any other Loan Party (other than an Insignificant Subsidiary); and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any other Loan Party (other than an Insignificant Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party (other than an Insignificant Subsidiary) or for a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $25,000,000 shall be rendered against the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of the Borrower or any other Loan Party to enforce any such judgment and such levy has not been effectively stayed within ten (10) days;

(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430 of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $10,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan or the PBGC and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(k)(i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $10,000,000 or requires payments exceeding $2,000,000 in any year;

(l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $2,500,000; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Revolving Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) require cash collateral as contemplated by Section 2.23(g); and in any event with respect to the Borrower described in clause (g) or (h) above, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the Borrower shall automatically be required to provide cash collateral in respect of outstanding Letters of Credit, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment. Each of the Lenders hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wells Fargo, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article VIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned directly by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of the Loan Parties or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of the Loan Parties to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of the Loan Parties.

SECTION 8.04. Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders (and if the notice comes from a Lender, to the Borrower). The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 8.06. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower or any Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of the Loan Parties which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 8.08. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 8.09. Resignation of the Administrative Agent; Successor Administrative Agent.

(a) Subject to the appointment and acceptance of a successor as provided below, Wells Fargo may resign as the Administrative Agent at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor administrative agent, which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (ii) all payments, and communications provided to be made by, to or through the

Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly and (iii) all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, such successor administrative agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b) In the event Wells Fargo resigns as Administrative Agent pursuant to Section 8.09(b), Wells Fargo shall also have the opportunity to resign as Swingline Lender and/or Issuing Bank concurrently with such resignation as Administrative Agent. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided that the resignation of Wells Fargo as Issuing Bank or Swingline Lender, as the case may be, shall not take effect until the appointment and acceptance of such successor Issuing Bank or Swingline Lender. If Wells Fargo resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Revolving Loans or fund risk participations for unreimbursed amounts of Letters of Credit pursuant to Section 2.23. No Letter of Credit issued by Wells Fargo shall be required to be canceled, replaced with a Letter of Credit issued by any successor Issuing Bank or otherwise cash collateralized solely on account of Wells Fargo’s resignation as Issuing Bank, and for all purposes hereunder, such Letter of Credit shall remain a Letter of Credit issued hereunder. If Wells Fargo resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.02(b).

SECTION 8.10. Other Administrative Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “bookrunner,” “lead bookrunner,” “joint lead bookrunner,” “arranger,” “lead arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.11. Mandatory Cost Information. Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 1.01(a).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail, telecopy and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

(a) if to the Borrower or any Guarantor, at 10750 Columbia Pike, Silver Spring, Maryland 20901, Attention of General Counsel, with a copy to the Chief Financial Officer of the Borrower (Facsimile No. (301) 592-6314);

(b) if to the Administrative Agent or the Issuing Bank, at Wells Fargo Bank, National Association, MAC D 1109-019, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2703, Facsimile No.: (704) 590-3481 and in the event the communication in question relates to Eurocurrency Loans or Alternative Currency Letters of Credit, with a copy to Wells Fargo Bank, National Association, London Branch, 3 Bishopsgate, London, England 3C2N 3AB, Attn: Ms. Gillian White, Telephone No.: +44 (0) 207 621 1477, Facsimile No.: +44 (0) 207 929 4644; and

(c) if to a Lender, to it at its address (or facsimile number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

Except as otherwise provided in Section 9.14(c), all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not been terminated.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower may not assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower (unless an Event of Default has occurred and is continuing, in which case the Borrower’s consent to such assignment shall not be required) and the Administrative Agent and each Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of all of a Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19, 2.20 and 9.05, as well as to any fees accrued for its account hereunder and not yet paid)). If the consent of the Borrower is required pursuant to this Section 9.04, and the Borrower does not respond to the Administrative Agent’s request for consent within five (5) Business Days of the receipt of such request, the consent shall be deemed given.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (with respect to such Lender’s information), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and, if required, the written consent of the Borrower, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Bank.

(f) Each Lender may without the consent of or notice to the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.17, 2.18, 2.19 and 2.20 to the same extent as if they were Lenders but not in excess of those cost protections to which the Lender from which it purchased its participation would be entitled to under Sections 2.17, 2.18, 2.19 and 2.20 and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender (and shall not be required to deal with any participating bank or other entity, notwithstanding any other provision contained herein) in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder to such Lender, increasing the Revolving Commitment of such Lender or decreasing the amount of principal of or the rate at which interest is payable on the Loans of such Lender, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans of such Lender or releasing any Loan Party from its Guarantee under the Guarantee Agreement (except as provided in Section 5.09(c) or the Guarantee Agreement) or limiting any Loan Party’s liability in respect of its Guarantee).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information. It is understood that confidential information relating to the Borrower would not ordinarily be provided in connection with assignments or participations of Competitive Bid Loans.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder.

(i) Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Competitive Bid Loans on behalf of such Designating Lender subject to the terms of this Section 9.04(i) and the provisions in 9.04(b) and (f) shall not apply to such designation. No Lender may designate more than one (1) Designated Bank. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) if requested by the Designated Bank, the Borrower shall execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.04 after the Borrower has accepted a Competitive Bid Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank. Each Designating Lender shall serve as the Administrative Agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as Administrative Agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank. The Borrower, the Administrative Agent and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same. No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (i) incurred by each of the Administrative Agent, the Issuing Bank, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and their Affiliates in connection with the preparation of this Agreement and the other Loan Documents delivered on the Closing Date and the syndication of the facilities provided for herein (whether or not the transactions hereby contemplated shall be consummated), (ii) incurred by the Administrative Agent in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions thereby contemplated shall be consummated), including without limitation, all costs related to electronic or internet distribution of information hereunder or (iii) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights (as such rights may relate to the Borrower or any Restricted Subsidiary) in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, in each case including the reasonable and documented out-of-pocket fees and disbursements of the Administrative Agent, and, in connection with any “work-out” or any enforcement or protection of the rights of the Lenders or the Administrative Agent hereunder, any other counsel for the Administrative Agent and counsel for any Lender; provided, however, that in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, the Borrower shall not be liable for the fees and expenses of more than one counsel to the Administrative Agent (along with one local counsel in each applicable jurisdiction) and one separate counsel to the Lenders and the Issuing Bank (along with one local counsel in each applicable jurisdiction), unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than one additional counsel to the affected parties (along with one additional local counsel in each applicable jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender, and the Issuing Bank and their respective directors, officers, employees, agents and Affiliates (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, actions or causes of action brought by a third party, settlement payments and related expenses, including reasonable and documented out-of-pocket counsel fees and expenses, incurred, suffered, sustained or required to be paid by or asserted against any Indemnitee by reason of or resulting from or in connection with any claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto) in any way related to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or (ii) the use of the proceeds of the Loans or issuance of Letters of Credit; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or (2) the breach in bad faith by such Indemnitee of such Indemnitee’s obligations under any Loan Document, or (y) constitute amounts in respect of Excluded Taxes. Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Person shall notify the Borrower of such complaint or of the commencement of such action or proceeding, but failure so to notify the Borrower will relieve the Borrower from any liability which the Borrower may have hereunder only if and to the extent that such failure results in the forfeiture by the Borrower of substantial rights and defenses, and shall not in any event relieve the Borrower from any other obligation or liability that the Borrower may have to any Indemnitee otherwise than under this Agreement. If the Borrower so elects or is requested by such Indemnitee, the Borrower shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendant in, or targets of, any such action or proceeding include both the Indemnitee and the Borrower, and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Borrower or if the Borrower fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower shall pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Borrower assumes, the Indemnitee shall have the right to participate in such litigation and to retain its own counsel at the Indemnitee’s own expense. The Borrower further agrees that it shall not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not an Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes (i) an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding or (ii) a covenant not to sue each Indemnitee, or another similar alternative which is consented to by each Indemnitee party to such claim, action, suit or proceeding, which covenant not to sue or other approved alternative has the effect of an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding.

(c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender or any Issuing Bank. All amounts due under this Section shall be payable upon written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Obligations held by such Lender which are then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have (it being assumed for purposes of this Section that such Lender shall convert any amount so setoff into the relevant currency on the date of such setoff).

SECTION 9.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender or any Issuing Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that (subject to Section 2.28 in the case of Permitted Amendments) no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or fees, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase the Revolving Commitment (other than as contemplated in Section 2.24) or decrease the fees of any Lender without the prior written consent of such Lender, (iii) release all or substantially all of the Guarantors from the obligations under the Guarantee Agreement (except as permitted by Section 5.09(c) or as provided in the Guarantee Agreement) or limit any Loan Party’s liability in respect of its Guarantee (other than by virtue of any release permitted hereby), without the written consent of each Lender, or (iv) amend or modify the provisions of Section 2.11(c), the provisions of this Section, the definition of the “Required Lenders” or the provisions of Section 9.03, without the prior written consent of each affected Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Bank or Swingline Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (i) subject such Designated Bank to any additional obligations, (ii) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (iii) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank.

SECTION 9.09. Entire Agreement. This Agreement, the other Loan Documents, the Wells Fee Letter and the SunTrust Fee Letter constitute the entire contract between the parties (limited, with respect to the Wells Fee Letter and the SunTrust Fee Letter, to the parties thereto) relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.10. Waiver of Jury Trial; Punitive Damages. Each party hereto hereby waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents and (b) any claims for punitive damages (to the extent such claims arise from the use of proceeds of the Loans for the purpose of acquisitions). Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section.

SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14. Jurisdiction; Consent to Service of Process; Judgment Currency.

(a) Each of the Borrower, the Lenders, the Administrative Agent and the Issuing Bank hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Lenders, the Administrative Agent and the Issuing Bank hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower and each other party hereto consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the Person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(e) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided in Sections 2.05(a) and 2.23(d) (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 9.15. Confidentiality. Unless otherwise agreed to in writing by the Borrower, each of the Issuing Bank, the Administrative Agent and the Lenders hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent’s or such Lender’s directors, officers, employees, Affiliates, attorneys, accountants and agents and to actual or potential assignees and participants and actual or potential counterparties (or Advisors) to any swap or derivatives transaction, and then, in each case, only to such Persons who need to know such Proprietary Information in connection with the transactions contemplated hereby, if they are informed of the confidential nature of such Proprietary Information and directed to observe the confidentiality obligations of this paragraph as if they were parties hereto; provided, however, that the Administrative Agent, the Issuing Bank or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process (in which case, such disclosing party shall, to the extent permitted by law, inform the Borrower promptly in advance thereof), (b) as requested or required by any state or Federal or foreign authority or examiner regulating banks or banking or (c) subject to appropriate confidentiality protections for the benefit of the Borrower, in any legal proceedings between the Administrative Agent, the Issuing Bank or such Lender and the Borrower arising out of this Agreement. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of their Affiliates which has been furnished by or on behalf of the Borrower or any of its Affiliates, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent, the Issuing Bank or any Lender not permitted by this Agreement, (y) was obtained or otherwise became available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent, the Issuing Bank or such Lender by the Borrower or any of its Affiliates or (z) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Administrative Agent, the Issuing Bank or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent, the Issuing Bank or such Lender.

SECTION 9.16. No Bankruptcy Proceedings. Each of the Borrower, the Administrative Agent, and the Lenders hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Revolving Maturity Date.

SECTION 9.17. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.18. USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower or such Guarantor in accordance with the PATRIOT Act.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ David L. White
	Name:	David L. White
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Credit Agreement

Choice Hotels

Signature Pages

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender, Issuing Bank and Administrative Agent

By:	/s/ Barbara K. Angel
	Name:	Barbara K. Angel
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

SUNTRUST BANK, as Lender

By:	/s/ William W. Palmer, III
	Name:	William W. Palmer, III
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

BANK OF AMERICA, N.A., as Lender

By:	/s/ Stephen P. Renwick
	Name:	Stephen P. Renwick
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

JP MORGAN CHASE BANK, N.A., as Lender

By:	/s/ Alicia Schreibstein
	Name:	Alicia Schreibstein
	Title:	Vice President

Credit Agreement

Choice Hotels

Signature Pages

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Bremmer Kneib
	Name:	Bremmer Kneib
	Title:	Assistant Vice President

Credit Agreement

Choice Hotels

Signature Pages

BANK HAPOALIM, B.M., as Lender

By:	/s/ James P. Surless
	Name:	James P. Surless
	Title:	Vice President

By:	/s/ Frederick S. Becker
	Name:	Frederick S. Becker
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

RBC BANK (USA), as Lender

By:	/s/ Martin Rust
	Name:	Martin Rust
	Title:	Market Executive

Credit Agreement

Choice Hotels

Signature Pages

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:	/s/ Leslie Broderick
	Name:	Leslie Broderick
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

Capital One, N.A., as Lender

By:	/s/ Van Buren Knick II
	Name:	Van Buren Knick II
	Title:	Senior Vice President

Credit Agreement

Choice Hotels

Signature Pages

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as Lender

By:	/s/ Edward Chen
	Name:	Edward Chen
	Title:	VP and General Manager

Credit Agreement

Choice Hotels

Signature Pages

FIRST COMMERCIAL BANK LTD., NEW YORK BRANCH as Lender

By:	/s/ Jason Lee
	Name:	Jason Lee
	Title:	V.P. & General Manager

Credit Agreement

Choice Hotels

Signature Pages

Schedule 1.01(a)

To

Credit Agreement

Mandatory Cost Formulae

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Pounds Sterling:

AB + C (B–D) + E × 0.01	percent per annum
100 – (A + C)

(b)	in relation to a Loan denominated in any currency other than Pounds Sterling:

E × 0.01	percent per annum
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and Mandatory Cost and, if the same would otherwise apply, the additional rate of interest specified in Section 6.1(d) (Default Rate) payable for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule 1.01(a):

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means the principal London Office of Wells Fargo Bank, National Association or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;

(e)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.

The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule 1.01(a) in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.

The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Schedule 1.01(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 1.01(b)

Existing Letters of Credit

None.

Schedule 2.01

Commitments

Lender	Revolving Commitment	Percentage
Wells Fargo Bank, National Association MAC D 1109-019 1525 West W.T. Harris Blvd. Charlotte, North Carolina 28262	$52,500,000	17.5%
SunTrust Bank 8330 Boone Boulevard, 8th Floor Vienna, VA 22182	$52,500,000	17.5%
Bank of America, N.A. 901 Main Street, 64th Floor Dallas, TX 75202	$35,000,000	11.7%
JPMorgan Chase Bank, N.A. 395 N. Service Road, Floor 3 Melville, NY 11747	$35,000,000	11.7%
PNC Bank, National Association 808 17th St. N.W. Washington, DC 20006	$35,000,000	11.7%
Bank Hapoalim B.M. 1177 Avenue of the Americas New York, NY 10036	$25,000,000	8.3%
RBC Bank (USA) 919 E. Main Street, Suite 1702 Richmond, VA 23219	$15,000,000	5.0%
Citizens Bank of Pennsylvania 3025 Chemical Road, Suite 300 Plymouth Meeting, PA 19462	$15,000,000	5.0%
Capital One, N.A. 7501 Wisconsin Avenue, 12th Floor Bethesda, MD 20714	$15,000,000	5.0%
E. Sun Commercial Bank, Ltd., Los Angeles Branch 17700 Castleton Street, Suite 500 City of Industry, CA 91748	$10,000,000	3.3%
First Commercial Bank LTD., New York Branch 750 3rd Avenue, 34th Floor New York, NY 10017	$10,000,000	3.3%

Schedule 3.08

Subsidiaries

Entity Name	Country (State) of Incorporation	Equity Interest	Restricted/ Unrestricted
Choice Hotels International, Inc.	U.S. (DE)	—	Borrower
CHH VM 2010 LLC	U.S. (DE)	100%	Unrestricted
Choice Capital Corp.	U.S. (DE)	100%	Restricted
Capital Horizon Fund, LLC	U.S. (DE)	100%	Unrestricted
Choice Hotels (Ireland) Limited	Ireland	100%	Unrestricted
Choice Hotels Argentina, S.A.	Argentina	100%	Unrestricted
Choice Hotels International Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels International Services Corp.	U.S. (DE)	100%	Restricted
Brentwood Boulevard Hotel Development, LLC	U.S. (DE)	100%	Restricted
Dry Pocket Road Hotel Development, LLC	U.S. (DE)	100%	Restricted
Park Lane Drive Hotel Development, LLC	U.S. (DE)	100%	Restricted
CSES, LLC	U.S. (DE)	100%	Restricted
CS BR LLC	U.S. (DE)	100%	Unrestricted
CS WO LLC	U.S. (DE)	100%	Unrestricted
CS DR LLC	U.S. (DE)	100%	Unrestricted
ORL CS Member LLC	U.S. (DE)	100%	Unrestricted
Ortel Partners, LLC	U.S. (DE)	90%	Unrestricted
Choice Hotels Funding, LLC	U.S. (DE)	100%	Unrestricted
Choice Hotels Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels Systems, Inc.	Canada	100%	Unrestricted
Choice International Hospitality Services, Inc.	U.S. (DE)	100%	Unrestricted
Choice Hotels Netherlands Antilles N.V.	Netherlands Antilles	100%	Unrestricted
Choice International Hospitality Services Licensing Co. B.V.	Netherlands	100%	Unrestricted
Choice Hotels France, S.A.S.	France	100%	Unrestricted
Choice Hotels Franchise, GmbH	Germany	100%	Unrestricted
Choice Hospitality (India) Private Limited	India	100%	Unrestricted
Choice Hotels Australasia Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels International Asia Pacific Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels Australia Pty. Ltd.	Australia	100%	Unrestricted
Flag International, GmbH	Germany	100%	Unrestricted
Choice Hotels International Licensing, ULC	Canada	100%	Unrestricted
Choice Hotels Canada, Inc.	Canada	50.01%	Unrestricted
Choice Hotels Limited	Cayman Islands	100%	Unrestricted
Choice Hotels de Mexico S. de R.L. de C.V.	Mexico	99%	Unrestricted
Choice Hotels Singapore Pte. Ltd.	Singapore	100%	Unrestricted
Quality Hotels Limited	United Kingdom	100%	Unrestricted
Clarion Hotels Pty. Ltd.	Australia	100%	Unrestricted
Comfort Hotels Pty. Ltd.	Australia	100%	Unrestricted
Comfort Inn Pty. Ltd.	Australia	100%	Unrestricted
Quality Hotels (Ireland) Limited	Ireland	100%	Unrestricted
Quality Hotels and Resorts, Inc.	U.S. (DE)	100%	Unrestricted
Quality Hotels Europe, Inc.	U.S. (DE)	100%	Unrestricted
Quality Hotels Limited	Hong Kong	100%	Unrestricted
Quality Hotels Pty. Ltd.	Australia	100%	Unrestricted
Quality Inn Pty. Ltd.	Australia	100%	Unrestricted
Quality Inns International, Inc.	U.S. (DE)	100%	Unrestricted
Sleep Inn Pty. Ltd.	Australia	100%	Unrestricted
Suburban Franchise Holding Company, Inc.	U.S. (GA)	100%	Restricted
Suburban Franchise Systems, Inc.	U.S. (GA)	100%	Restricted

Schedule 6.02

Existing Liens

Assignment and Consent Rights dated January 22, 1999 among Choice Hotels International Services Corp. (“CHISC”), Choice Hotels International, Inc. (“CHI”) and Dell Financial Services L.P, assigning to Dell management fees payable to CHISC under the Management Agreement between CHISC and CHI. The Assignment secures CHISC’s obligations to Dell under computer hardware leases, which equipment is then subleased by CHISC to hotel franchisees.

EXHIBIT A-1

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF COMPETITIVE BID REQUEST

COMPETITIVE BID REQUEST

Dated as of:

Wells Fargo Bank, National Association

  as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Competitive Bid Request is delivered to you under Section 2.04(a) of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests a Competitive Bid Loan under the Credit Agreement, and in connection therewith sets forth below the terms on which such Competitive Bid Loan is requested to be made: (Complete in accordance with Section 2.04(a) of the Credit Agreement)

(a)	Date of Competitive Bid Loan

(b)	Principal Amount of Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s) and the last day thereof

2. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Competitive Bid Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3. All of the conditions applicable to the Competitive Bid Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied to the date of such Competitive Bid Loan.

4. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Competitive Bid Request as of the      day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:

Name:

Title:

EXHIBIT A-2

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF INVITATION TO BID

INVITATION TO BID

Dated as of:

Wells Fargo Bank, National Association as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Credit Agreement.

1. The Borrower made a Competitive Bid Request on                     ,         , pursuant to Section 2.04(a) of the Credit Agreement, and in connection therewith you are invited to submit a Competitive Bid by [Date]/[Time]. Your Competitive Bid must comply with Section 2.04 of the Credit Agreement and the terms set forth below on which such Competitive Bid Loan is requested to be made.

(a)	Date of Competitive Bid Loan

(b)	Principal amount of Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s) and the last day thereof

[Signature Page Follows]

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Invitation to Bid – Choice Hotels]

EXHIBIT A-3

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF COMPETITIVE BID

COMPETITIVE BID

Dated as of:

Wells Fargo Bank, National Association as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [Name of Lender] refers to the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The undersigned hereby irrevocably makes a Competitive Bid pursuant to Section 2.04(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on                     ,         , and in connection therewith sets forth below the terms on which such Competitive Bid is made: (Complete in accordance with Section 2.04(b) of the Credit Agreement.)

(a)	Date of Competitive Bid Loan

(b)	Principal Amount of Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s) and the last day thereof

2. The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.04(c) of the Credit Agreement.

[Signature Page Follows]

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

[Competitive Bid – Choice Hotels]

EXHIBIT A-4

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

COMPETITIVE BID ACCEPT/REJECT LETTER

Dated as of:

Wells Fargo Bank, National Association as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Competitive Bid Accept/Reject Letter is delivered to you under Section 2.04(c) of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower has received a summary of bids in connection with our Competitive Bid Request dated                     ,         , and in accordance with Section 2.04(c) of the Credit Agreement, the Borrower hereby accepts the following:

(a)	Date of Competitive Bid Loan

(b)	Principal Amount of Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s)

(e)	Lender

2.	The Borrower hereby rejects the following bids:

(a)	Date of Competitive Bid Loan

(b)	Principal Amount of Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s)

(e)	Lender

IN WITNESS WHEREOF, the undersigned has executed this Competitive Bid Accept/Reject Letter as of the      day of             ,         .

Very truly yours,

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[Competitive Bid Accept/Reject Letter – Choice Hotels]

EXHIBIT A-5

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.03(a) of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests that the [Swingline Lender] [Lenders] make a [Revolving Loan] [Swingline Loan] denominated in [dollars] [Permitted Currency] to the Borrower in the aggregate principal amount of $        . (Complete with a Permitted Currency and an amount in accordance with Section 2.03(a). All Swingline Loans must be denominated in Dollars.)

2. The Borrower hereby requests that the Loan requested herein be made on the following Business Day:                     . (Complete with a Business Day in accordance with Section 2.03(a) of the Credit Agreement for Revolving Loans or Swingline Loans).

3. The Borrower hereby requests that the Revolving Loan bear interest at the following interest rate, plus the Applicable Percentage, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBO Rate only)	Termination Date for Interest Period (if applicable)

[Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate]

4. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the     day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[Notice of Borrowing – Choice Hotels]

EXHIBIT A-6

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you under Section 2.03(b) of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds to the Borrower into the following account(s):

ABA Routing Number:

Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the     day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[Notice of Borrowing – Choice Hotels]

EXHIBIT A-7

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you under Section 2.05(c) of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [ABR Loans] and/or [Eurocurrency/Eurodollar Loans] and/or [Competitive Bid Loans] and/or [Swingline Loans]:                                 . (Complete with an amount in accordance with Section 2.05 of the Credit Agreement.)

2. The Loan to be prepaid is a [check each applicable box]

☐	Swingline Loan

☐	Revolving Loan

☐	Competitive Bid Loan

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                     . (Complete with a Business Day at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurocurrency Loans, at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurodollar and Competitive Bid Loans and notice received no later than 2:00 P.M. Eastern Time on the proposed date of repayment with respect to ABR Loans and Swingline Loans)

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the     day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[Notice of Prepayment – Choice Hotels]

EXHIBIT A-8

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association

  as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you under Section 2.10 of the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc, a Delaware corporation (the “Borrower”), the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Loan to which this Notice relates is a Revolving Loan

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

* Converting all or a portion of an ABR Loan into a Eurodollar Loan (denominated in dollars),

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is .

(d)	The requested Interest Period applicable to the converted Loan is .

* Converting all or a portion of a Eurodollar Loan (denominated in dollars) into an ABR Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .

* Continuing all or a portion of a Eurodollar Loan as a Eurodollar Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested Interest Period applicable to the continued Loan is .

* Continuing all or a portion of a Eurocurrency Loan as a Eurocurrency Loan (in the same Permitted Currency)

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested Interest Period applicable to the continued Loan is .

3. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the     day of         ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:

Name:
Title:

[Notice of Conversion/Continuation – Choice Hotels]

EXHIBIT B

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Administrative Details Reply Form

Please complete the following information and return as soon as possible via FAX to [                    ] at [(704) 590-3481].

SECTION 9.19.

I.	GENERAL INFORMATION

Deal Name:
Lender Institution’s Legal Name for Documentation Purposes:
Name, Phone and Fax Number of Individual(s) to Receive Draft(s):
Name and Address of Lender’s Legal Counsel Contact:

II.	LENDER CONTACT INFORMATION

	CREDIT CONTACT	ADMINISTRATIVE CONTACT*
Primary Contact Name:
Back-up Name:
Street Address (for courier purposes):
Primary Contact Phone Number:
Back-up Contact Phone Number:
Primary Contact Fax Number:
Back-up Contact Fax Number:
Primary Contact E-mail Address:
Back-up Contact E-mail Address:

*	Please list any special function contacts on a separate sheet (i.e. L/C’s, Foreign Currency, Bid Loans, etc.)

III.	LENDER FED PAYMENT INSTRUCTIONS*

Bank Name:
City and State:
ABA Routing Number:
Account Name:
Account Number:
Re:

Attention:
Ref:

*	Please list any additional or non-Fed payment instructions on a separate sheet.

IV.	TAX REPORTING INFORMATION (PLEASE SIGN WHERE APPLICABLE AND ATTACH ONE OF THE DOCUMENTS LISTED BELOW)

(A) US Domestic Institution

Under penalties of perjury, I certify that the institution (i.e., corporation, branch, partnership or any other form of legal entity) listed above is a U.S. domestic institution and will report all future payments of interest and fees paid by Wells Fargo Bank, National Association for the tax year listed below, on Form 1120 or other pertinent U.S. income tax returns that pertain to a U.S. domestic entity. This statement may be relied upon by the withholding agent as proof that the above entity is a domestic institution.

☐	Attach Form W-9 for current Tax Year

☐	Tax ID Number:

Authorized signature of owner, fiduciary, trustee, or agent:

Date:

(B) Foreign Institution

Under penalties of perjury, I certify that the institution (i.e., corporation, branch, partnership or any other form of legal entity) listed above is a foreign institution and will report all future payments of interest and fees paid by Wells Fargo Bank, National Association for the tax year listed below, on Form 1120F or other pertinent U.S. income tax returns that pertain to a foreign entity. This statement may be relied upon by the withholding agent as proof that the above entity is a foreign institution.

(1) Bank

☐	Attach Form W-ECI for current Tax Year

☐	Tax ID Number:

Authorized signature of owner, fiduciary, trustee, or agent:

Date:

(2) Non-Bank

☐	Attach Form W-8BEN for current Tax Year

☐	Tax ID Number:

Authorized signature of owner, fiduciary, trustee, or agent:

Date:

V.	PAYMENT INSTRUCTIONS

(To be used for all transfers to Wells Fargo, unless otherwise notified)

Please pay to:	Wells Fargo Bank, National Association Charlotte, NC ABA Number: [053 000 219]

Account Name: Choice Hotels International, Inc. Account Number: (to be provided at closing) Attn: Syndication Agency Services

Permanent Administrative contacts will be assigned and will be communicated in the closing notification.

EXHIBIT C

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011, by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized Terms not defined herein shall have the meaning assigned thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Competitive Bid Loans owing to the Assignor and the Letter of Credit participations acquired by Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which is has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interest assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500.

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws principles or provisions.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(may not be fewer than 5 Business

Days after the Date of Assignment):

Percentage Assigned of
Facility and Commitment
Thereunder (as set forth,
to at least 8 decimals, as
a percentage of the
	Principal	Facility and the aggregate
	Amount	Commitments of all Lenders
Facility	Assigned	thereunder)

ABR Loans:

Eurodollar
Loans:

Eurocurrency
Loans:

Eurodollar
Competitive Bid
Loans:

Fixed Rate
Competitive Bid
Loans:

Letter of Credit
Participations:

The terms set forth above

are hereby agreed to:

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent [and Issuing Bank]

By:
Name:
Title:

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[Assignment and Acceptance – Choice Hotels

EXHIBIT D

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF GUARANTEE AGREEMENT FOR RESTRICTED SUBSIDIARIES

EXHIBIT E

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF DESIGNATED BANK NOTE

FORM OF DESIGNATED BANK NOTE

$	, 20

FOR VALUE RECEIVED, Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), promises to pay to                              (the “Lender”) the unpaid principal amount of each Competitive Bid Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the dates specified therein. The Borrower promises to pay interest on the unpaid principal amount of each such Competitive Bid Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of the Administrative Agent.

All Competitive Bid Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Competitive Bid Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the Designated Bank Notes referred to in the Senior Unsecured Revolving Credit Agreement, dated as of February 24, 2011, by and among the Borrower, the institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. Reference is made to the Credit Agreement for provisions for the prepayment hereof, the acceleration of the maturity hereof upon the happening of certain events and certain waivers by the Borrower.

THIS PROMISSORY NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

BORROWER:

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT F

to

Senior Unsecured Revolving Credit Agreement

dated as of February 24, 2011

by and among

Choice Hotels International, Inc.

as Borrower,

the Lenders party thereto

and

Wells Fargo Bank, National Association

as Administrative Agent

FORM OF DESIGNATION AGREEMENT

FORM OF DESIGNATION AGREEMENT

Dated                  , 20

Reference is made to the Senior Unsecured Revolving Credit Agreement dated as of February 24, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), and the Administrative Agent agree as follows:

1. THE DESIGNOR HEREBY DESIGNATES THE DESIGNEE, AND THE DESIGNEE HEREBY ACCEPTS SUCH DESIGNATION, TO HAVE A RIGHT TO MAKE COMPETITIVE BID LOANS PURSUANT TO ARTICLE II OF THE CREDIT AGREEMENT. ANY ASSIGNMENT BY THE DESIGNOR TO THE DESIGNEE OF ITS RIGHTS TO MAKE A COMPETITIVE BID LOAN PURSUANT TO SUCH ARTICLE II SHALL BE EFFECTIVE AT THE TIME OF THE FUNDING OF SUCH COMPETITIVE BID LOAN AND NOT BEFORE SUCH TIME.

2. EXCEPT AS SET FORTH IN SECTION 7 BELOW, THE DESIGNOR MAKES NO REPRESENTATION OR WARRANTY AND ASSUMES NO RESPONSIBILITY PURSUANT TO THIS DESIGNATION AGREEMENT WITH RESPECT TO (A) ANY STATEMENTS, WARRANTIES OR REPRESENTATIONS MADE IN OR IN CONNECTION WITH ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO OR THE EXECUTION, LEGALITY, VALIDITY, ENFORCEABILITY, GENUINENESS, SUFFICIENCY OR VALUE OF ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT AND DOCUMENT FURNISHED PURSUANT THERETO AND (B) THE FINANCIAL CONDITION OF THE BORROWER OR THE PERFORMANCE OR OBSERVANCE BY THE BORROWER OF ANY OF ITS OBLIGATIONS UNDER ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT THERETO.

3. THE DESIGNEE (A) CONFIRMS THAT IT HAS RECEIVED A COPY OF EACH LOAN DOCUMENT, TOGETHER WITH COPIES OF THE FINANCIAL STATEMENTS REFERRED TO IN THE CREDIT AGREEMENT AND SUCH OTHER DOCUMENTS AND INFORMATION AS IT HAS DEEMED APPROPRIATE TO MAKE ITS OWN CREDIT ANALYSIS AND DECISION TO ENTER INTO THIS DESIGNATION AGREEMENT; (B) AGREES THAT IT WILL INDEPENDENTLY AND

WITHOUT RELIANCE UPON THE ADMINISTRATIVE AGENT, THE DESIGNOR OR ANY OTHER LENDER AND BASED ON SUCH DOCUMENTS AND INFORMATION AS IT SHALL DEEM APPROPRIATE AT THE TIME, CONTINUE TO MAKE ITS OWN CREDIT DECISIONS IN TAKING OR NOT TAKING ACTION UNDER ANY LOAN DOCUMENT; (C) CONFIRMS THAT IT IS A DESIGNATED BANK; (D) APPOINTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO TAKE SUCH ACTION AS AGENT ON ITS BEHALF AND TO EXERCISE SUCH POWERS AND DISCRETION UNDER ANY LOAN DOCUMENT AS ARE DELEGATED TO THE ADMINISTRATIVE AGENT BY THE TERMS THEREOF, TOGETHER WITH SUCH POWERS AND DISCRETION AS ARE REASONABLY INCIDENTAL THERETO; AND (E) AGREES TO BE BOUND BY EACH AND EVERY PROVISION OF EACH LOAN DOCUMENT AND FURTHER AGREES THAT IT WILL PERFORM IN ACCORDANCE WITH THEIR TERMS ALL OF THE OBLIGATIONS WHICH BY THE TERMS OF ANY LOAN DOCUMENT ARE REQUIRED TO BE PERFORMED BY IT AS A DESIGNATED BANK, INCLUDING ANY AND ALL OBLIGATIONS SET FORTH IN SECTION 9.04(I) OF THE CREDIT AGREEMENT.

4. THE DESIGNEE HEREBY APPOINTS THE DESIGNOR AS THE DESIGNEE’S AGENT AND ATTORNEY IN FACT, AND GRANTS TO THE DESIGNOR AN IRREVOCABLE POWER OF ATTORNEY, TO RECEIVE PAYMENTS MADE FOR THE BENEFIT OF THE DESIGNEE UNDER THE CREDIT AGREEMENT, TO DELIVER AND RECEIVE ALL COMMUNICATIONS AND NOTICES UNDER THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS AND TO EXERCISE ON THE DESIGNEE’S BEHALF ALL RIGHTS TO VOTE AND TO GRANT AND MAKE APPROVALS, WAIVERS, CONSENTS OR AMENDMENTS TO OR UNDER THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS. ANY DOCUMENT EXECUTED BY THE DESIGNOR ON THE DESIGNEE’S BEHALF IN CONNECTION WITH THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS SHALL BE BINDING ON THE DESIGNEE TO THE SAME EXTENT AS IF ACTUALLY SIGNED BY THE DESIGNEE. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE OTHER LENDERS MAY RELY ON AND ARE BENEFICIARIES OF THE PRECEDING PROVISIONS.

5. FOLLOWING THE EXECUTION OF THIS DESIGNATION AGREEMENT BY THE DESIGNOR AND THE DESIGNEE, IT WILL BE DELIVERED TO THE ADMINISTRATIVE AGENT FOR ACCEPTANCE BY THE ADMINISTRATIVE AGENT. THE EFFECTIVE DATE FOR THIS DESIGNATION AGREEMENT (THE “EFFECTIVE DATE”) SHALL BE THE DATE OF ACCEPTANCE HEREOF BY THE ADMINISTRATIVE AGENT, UNLESS OTHERWISE SPECIFIED ON THE SIGNATURE PAGE HERETO.

6. THE DESIGNOR UNCONDITIONALLY AGREES TO PAY OR REIMBURSE THE DESIGNEE FOR, AND SAVE THE DESIGNEE HARMLESS AGAINST, ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED OR ASSERTED BY ANY OF THE PARTIES TO THE LOAN DOCUMENTS AGAINST THE DESIGNEE, IN ITS CAPACITY AS SUCH, IN ANY WAY RELATING TO OR ARISING OUT OF THIS DESIGNATION AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE DESIGNEE HEREUNDER OR THEREUNDER.

7. UPON SUCH ACCEPTANCE BY THE ADMINISTRATIVE AGENT, AS OF THE EFFECTIVE DATE, THE DESIGNEE SHALL BE A PARTY TO THE CREDIT AGREEMENT WITH A RIGHT TO MAKE COMPETITIVE BID LOANS AS A LENDER PURSUANT TO SECTIONS 2.03 AND 2.04 OF THE CREDIT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF A LENDER RELATED THERETO. NOTWITHSTANDING THE FOREGOING, THE DESIGNOR, AS AGENT FOR THE DESIGNEE, SHALL BE AND REMAIN OBLIGATED TO THE BORROWER AND THE OTHER LENDERS FOR EACH AND EVERY ONE OF THE OBLIGATIONS OF THE DESIGNEE AND THE DESIGNOR WITH RESPECT TO THE CREDIT AGREEMENT AND ANY SUMS OTHERWISE PAYABLE TO THE BORROWER BY THE DESIGNEE.

8. THIS DESIGNATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. THIS DESIGNATION AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS AND BY DIFFERENT PARTIES HERETO IN SEPARATE COUNTERPARTS, EACH OF WHICH WHEN SO EXECUTED SHALL BE DEEMED TO BE AN ORIGINAL AND ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME AGREEMENT. DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE TO THIS DESIGNATION AGREEMENT BY FACSIMILE TRANSMISSION SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART OF THIS DESIGNATION AGREEMENT.

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 20

[NAME OF DESIGNOR], as
Designor

By:
Name:
Title:

[NAME OF DESIGNEE], as Designee

By:
Name:
Title:

Applicable Lending Office (and address for notices):

[ADDRESS]

Accepted this      day

of         , 20

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title